Execution Version
Published CUSIP Number:    53263WAA8
Revolving Credit CUSIP Number:    53263WAB6
Term Loan CUSIP Number:    53263WAC4
Delayed Draw Term Loan CUSIP Number     53263WAD2
$200,000,000 REVOLVING CREDIT FACILITY
$50,000,000 TERM LOAN FACILITY
$50,000,000 DELAYED DRAW TERM LOAN FACILITY
CREDIT AGREEMENT
by and among
LIMBACH FACILITY SERVICES LLC,
as Borrower,
LIMBACH HOLDINGS, INC.,
as Parent,
LIMBACH HOLDINGS LLC,
as Holdings,
THE OTHER GUARANTORS PARTY HERETO
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Loan Lender and Issuing Lender
PNC CAPITAL MARKETS LLC,
FLAGSTAR BANK, NATIONAL ASSOCIATION
and
BMO BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

and
FIRST NATIONAL BANK OF PENNSYLVANIA,
as Documentation Agent
Dated as of September 9, 2026

Page

Article 1 CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Construction	41
1.3	Accounting Principles; Changes in GAAP; Pro Forma and Other Calculations	41
1.4	Benchmark Replacement Notification; Rates	42
Article 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES
2.1	Revolving Credit Commitments	42
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	43
2.3	Revolving Credit Commitment Fee	43
2.4	Termination or Reduction of Revolving Credit Commitments	43
2.5	Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests	44
2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans	45
2.7	Notes	46
2.8	Letter of Credit Subfacility	47
2.9	Incremental Loans	53
Article 3 TERM LOANS		57
3.1	Term Loan Commitments; Delayed Draw Term Loan Commitments	57
3.2	Nature of Lenders’ Obligations with Respect to Term Loans and Delayed Draw Term Loans; Repayment Terms	57
3.3	Delayed Draw Term Loan Commitment Fee	58
3.4	Term Loan and Delayed Draw Term Loan Requests; Conversions and Renewals	58
3.5	Making Term Loans and Delayed Draw Term Loans	59
Article 4 INTEREST RATES		59
4.1	Interest Rate Options	59
4.2	Conforming Changes Relating to the Term SOFR Rate and Daily SOFR	60
4.3	Interest After Default	60
4.4	Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting	61
4.5	Selection of Interest Rate Options	66
Article 5 PAYMENTS; Taxes; Yield maintenance		66
5.1	Payments	66
5.2	Voluntary Prepayments	66
5.3	Mandatory Prepayments	67
5.4	Pro Rata Treatment of Lenders	69
5.5	Sharing of Payments by Lenders	69
5.6	Administrative Agent’s Clawback	69
5.7	Interest Payment Dates	70
5.8	Increased Costs	70
5.9	Taxes	72
5.10	Indemnity	75
5.11	Settlement Date Procedures	75

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5.12	Cash Collateral	76
5.13	Replacement of a Lender	76
5.14	Designation of a Different Lending Office	77
5.15	Defaulting Lenders	77
Article 6 REPRESENTATIONS AND WARRANTIES		79
6.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	80
6.2	Loan Parties; Subsidiaries and Owners; Investment Companies	80
6.3	Validity and Binding Effect	80
6.4	No Conflict; Material Agreements; Consents	80
6.5	Litigation	81
6.6	Financial Statements	81
6.7	Accuracy of Financial Statements	81
6.8	Margin Stock	82
6.9	Full Disclosure	82
6.10	Taxes	82
6.11	Patents, Trademarks, Copyrights, Licenses, Etc	82
6.12	Liens in the Collateral	82
6.13	Insurance	83
6.14	ERISA Compliance	83
6.15	Environmental Matters	83
6.16	Solvency	83
6.17	Sanctions; International Trade, Anti-Money Laundering and Anti-Corruptions Laws	83
6.18	Certificate of Beneficial Ownership	84
6.19	Bonding Facility	84
Article 7 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		84
7.1	Initial Loans and Letters of Credit	84
7.2	Each Loan or Letter of Credit	85
Article 8 AFFIRMATIVE COVENANTS		86
8.1	Preservation of Existence, Etc	86
8.2	Payment of Liabilities, Including Taxes, Etc	86
8.3	Maintenance of Insurance	86
8.4	Maintenance of Properties and Leases	87
8.5	Inspection Rights	87
8.6	Keeping of Records and Books of Account	87
8.7	Compliance with Laws and Material Agreements; Use of Proceeds	87
8.8	Additional Subsidiaries; Further Assurances	87
8.9	Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws	89
8.10	Keepwell	89
8.11	Reporting Requirements	89
8.12	Certificates; Notices; Additional Information	90
8.13	Certificate of Beneficial Ownership and Other Additional Information	91
8.14	Depository Banks	91

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(continued)
Page

Article 9 NEGATIVE COVENANTS		92
9.1	Indebtedness	92
9.2	Liens	94
9.3	Loans and Investments	94
9.4	Dividends and Related Distributions; Permitted Seller Debt Payments	95
9.5	Liquidations, Mergers, Consolidations, Acquisitions	96
9.6	Dispositions of Assets or Subsidiaries	96
9.7	Affiliate Transactions	97
9.8	Subsidiaries, Partnerships and Joint Ventures	97
9.9	Continuation of or Change in Business	97
9.10	Fiscal Year	97
9.11	Changes to Material Documents	97
9.12	Maximum Consolidated Net Leverage Ratio	97
9.13	Minimum Consolidated Fixed Charge Coverage Ratio	98
9.14	Limitation on Negative Pledges and Restrictive Agreements	98
Article 10 DEFAULT		98
10.1	Events of Default	98
10.2	Consequences of Event of Default	100
10.3	Application of Proceeds	102
10.4	Equity Cure	103
Article 11 THE ADMINISTRATIVE AGENT
11.1	Appointment and Authority	104
11.2	Rights as a Lender	104
11.3	Exculpatory Provisions	105
11.4	Reliance by Administrative Agent	105
11.5	Delegation of Duties	106
11.6	Resignation of Administrative Agent	106
11.7	Non-Reliance on Administrative Agent and Other Lenders	107
11.8	No Other Duties, Etc	107
11.9	Administrative Agent’s Fee	108
11.10	Administrative Agent May File Proofs of Claim	108
11.11	Collateral and Guaranty Matters	108
11.12	No Reliance on Administrative Agent’s Customer Identification Program	109
11.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products	109
11.14	Certain ERISA Matters	109
11.15	Erroneous Payments	110
11.16	Intercreditor Agreements	112
Article 12 MISCELLANEOUS		112
12.1	Modifications, Amendments or Waivers	113
12.2	No Implied Waivers; Cumulative Remedies	114
12.3	Expenses; Indemnity; Damage Waiver	114
12.4	Holidays	116
12.5	Notices; Effectiveness; Electronic Communication	117
12.6	Severability	118
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12.7	Duration; Survival	118
12.8	Successors and Assigns	118
12.9	Confidentiality	122
12.10	Counterparts; Integration; Effectiveness; Electronic Execution	123
12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	124
12.12	Mutual Negotiations	125
12.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	125
12.14	USA PATRIOT Act Notice	125
12.15	Acknowledgement Regarding Any Supported QFCs	126

-iv-

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE 1.1(A)    -    COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)    -    EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(C)    -    PERMITTED LIENS
SCHEDULE 6.2    -    SUBSIDIARIES
SCHEDULE 9.1    -    EXISTING INDEBTEDNESS
SCHEDULE 9.3    -    EXISTING INVESTMENTS
EXHIBITS
EXHIBIT A    -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B    -    REVOLVING CREDIT NOTE
EXHIBIT C     -    SWINGLINE LOAN NOTE
EXHIBIT D     -    TERM NOTE
EXHIBIT E        DELAYED DRAW TERM NOTE
EXHIBIT F        PERMITTED ACQUISITION CERTIFICATE
EXHIBIT G    -    LOAN REQUEST
EXHIBIT H    -    SWINGLINE LOAN REQUEST
EXHIBIT I-1    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4     -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J    -    COMPLIANCE CERTIFICATE

-v-

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is dated as of September 9, 2026 and is made by and among LIMBACH FACILITY SERVICES LLC, a Delaware limited liability company (the “Borrower”), LIMBACH HOLDINGS, INC., a Delaware corporation (“Parent”), LIMBACH HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the other GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), Swingline Loan Lender (as hereinafter defined) and Issuing Lender (as hereinafter defined).
The Borrower has requested the Lenders to provide (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $200,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility, (ii) a $50,000,000 term loan facility and (iii) a $50,000,000 delayed draw term loan facility, collectively, as evidenced by this Agreement. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company. For the avoidance of doubt, entering into a Special Purpose Joint Venture shall not be deemed to be an Acquisition hereunder.
“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.
“Administrative Agent’s Fee” means as is specified in Section 11.9.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, a Special Purpose Joint Venture shall not be considered an Affiliate hereunder.
“Agent Parties” means as is specified in Section 12.5(d)(ii).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, each as amended; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017 and the Terrorist Asset-Freezing Act 2010, each as amended; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism and related financial record keeping and reporting requirements in any jurisdiction in which any Loan Party is located or doing business.
“Applicable Commitment Fee Rate” means the applicable rate for the Revolving Credit Commitment Fee or the Delayed Draw Term Loan Commitment Fee, as applicable, as determined in accordance with the definition of Applicable Margin.
“Applicable Letter of Credit Fee Rate” means the applicable rate for the Letter of Credit Fee, as determined in accordance with the definition of Applicable Margin.
“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below, based on the Consolidated Net Leverage Ratio:

	Level I If the Consolidated Net Leverage Ratio is less than or equal to 1.00 to 1.00	Level II If the Consolidated Net Leverage Ratio is greater than 1.00 to 1.00 but less than or equal to 1.75 to 1.00	Level III If the Consolidated Net Leverage Ratio is greater than 1.75 to 1.00 but less than or equal to 2.50 to 1.00	Level IV If the Consolidated Net Leverage Ratio is greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	Level V If the Consolidated Net Leverage Ratio is greater than 3.00 to 1.00
Revolving Credit Loans / Letters of Credit
Term SOFR Rate +	1.50%	1.75%	2.00%	2.25%	2.50%
Base Rate +	0.50%	0.75%	1.00%	1.25%	1.50%
Revolving Credit Commitment Fee	0.20%	0.25%	0.30%	0.35%	0.35%
Letter of Credit Fee	1.50%	1.75%	2.00%	2.25%	2.50%
Swingline Loans
Daily SOFR +	1.50%	1.75%	2.00%	2.25%	2.50%
Term Loans / Delayed Draw Term Loans
Term SOFR Rate +	1.50%	1.75%	2.00%	2.25%	2.50%
Base Rate +	0.50%	0.75%	1.00%	1.25%	1.50%
Delayed Draw Term Loan Commitment Fee	0.20%	0.25%	0.30%	0.35%	0.35%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a)    On the Closing Date, the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be based on Pricing Level II.
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter commencing with the first full fiscal quarter ending after the Closing Date based on the Consolidated Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.12(a). If a Compliance Certificate is not delivered when due in accordance with such Section 8.12, then the rates in Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 or Section 4.3 or Article 10. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of (a) PNC Capital Markets LLC, (b) Flagstar Bank, National Association and (c) BMO Bank National Association, each in its capacity as a joint lead arranger and a joint bookrunner.
“Asset Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Subsidiary thereof, including, in each case, by way of an LLC Division (or the granting of any option or other right to do any of the foregoing), including any issuance of Equity Interests by any Subsidiary of the Parent to any Person that is not a Loan Party or any Subsidiary thereof (but excluding, for the avoidance of doubt, any issuance of Equity Interests by Parent). The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the transfer of assets to the Borrower or any Guarantor (other than Parent or Holdings) pursuant to any other transaction permitted pursuant to Section 9.6, (c) the write-off, discount, sale or other disposition of (i) defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction or (ii) intangibles, goodwill or other similar assets in the ordinary course of business, (d) the disposition of any Swap, (e) dispositions of investments in cash and Cash Equivalents, (f) the transfer by any Loan Party of its assets to any other Loan Party, (g) the transfer by any non-Loan Party Subsidiary of its assets to any

Loan Party (provided that in connection with any transfer described in this clause (g), such Loan Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (h) the transfer by any non-Loan Party Subsidiary of its assets to any other non-Loan Party Subsidiary, (i) non-exclusive licenses of intellectual property granted in the ordinary course of business, (j) sales of vehicles or other goods which are subject to a certificate of title, or fleet sales, in the ordinary course of business, (l) termination, surrenders and non-renewals of leases or subleases in the ordinary course of business, and (m) abandonment of intellectual property that is no longer used or useful in the business of the Loan Parties and their Subsidiaries.
“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) or Section 4.4(b), to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 4.1(a)(i) or Section 4.1(b)(i) or Section4.1(c)(i), as applicable.
“Benchmark Replacement” means as is specified in Section 4.4(d).
“Beneficial Owner” shall mean, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders or the Administrative Agent of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Bonded Contract” means any existing or future “Contract” (as defined in any Bonding Agreement) or other similar term in respect of which any bond is issued, executed, or procured for, on behalf of, or at the request of any Loan Party.
“Bonding Agreements” means, collectively, all agreements entered into between the Loan Parties and the Bonding Company from time to time in connection with establishing the Required Bonding Facility (together, and in each case, as amended, modified, supplemented or restated from time to time if and to the extent permitted under any Surety Intercreditor Agreement (if any)).
“Bonding Company” means Travelers Casualty and Surety Company of America, a Connecticut corporation, or any other nationally recognized bonding company reasonably satisfactory to the Administrative Agent (provided that any such nationally recognized bonding company shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries and if such Person shall have entered into a Surety Intercreditor Agreement).
“Borrower” means as is specified in the introductory paragraph.
“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.
“Borrowing Tranche” means specified portions of Delayed Draw Term Loans, Term Loans, Revolving Credit Loans, or Swingline Loans, as the context may require, consisting of simultaneous loans under the same Interest Rate Option, and in the case of Term SOFR Rate Loans, having the same Interest Period. For the avoidance of doubt, (a) all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, (b) all Term Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, (c) all Delayed Draw Term Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche, and (d) all Swingline Loans shall constitute one Borrowing Tranche.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.
“Capital Lease” shall mean any lease of property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee, subject to Section 1.3(b).
“Capitalized Lease Obligation” shall mean the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively, such items described in clauses (a), (b), (c) and (d) of the definition of Permitted Investments.
“Cash Management Agreements” means as is specified in Section 2.6(f).
“Cash Management Bank” means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.
“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFC Debt” means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.
“CFTC” means the Commodity Futures Trading Commission.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” means the occurrence of any one or more of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than fifty (50)% of the Voting Stock of Parent on a fully diluted basis;
(b)    Parent shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of Holdings;
(c)    Holdings shall cease to own, directly or indirectly, one hundred percent (100)% of the Equity Interests of the Borrower or any of its other Subsidiaries;
(d)    the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any of its Subsidiaries that are Guarantors or that are required to be Guarantors under this Agreement; or
(e)    during any period of six (6) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“CIP Regulations” means as is specified in Section 11.12.
“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Delayed Draw Term Loan, Term Loans, Revolving Credit Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any outstanding (a) Revolving Credit Loans or Revolving Credit Commitments,  (b) Term Loan Commitments or Term Loans,  (c) Delayed Draw Term Loan Commitments or Delayed Draw Term

Loans, (d) Incremental Term Loan Commitment or Incremental Term Loans or  (e) Swingline Loan Commitments or Swingline Loans.
“Closing Date” means September 9, 2026.
“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” means the personal property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.
“Collateral Documents” means the Security Agreement and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.
“Commercial Letter of Credit” means any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.
“Commitment” means, as to any Lender, its Revolving Credit Commitment, Term Loan Commitment, Delayed Draw Term Loan Commitment and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and Commitments means the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Delayed Draw Term Loan Commitments of all of the Lenders.
“Commitment Fees” means the Revolving Credit Commitment Fee and/or the Delayed Draw Term Loan Commitment Fee, as applicable.
“Communications” means as is specified in Section 12.5(d)(ii).
“Compliance Authority” means (a) any Official Body of the United States (including the U.S. Department of the Treasury, OFAC, and the U.S. Department of State), the European Union, the United Kingdom, or Canada; (b) the United Nations Security Council; and (c) any other Official Body with jurisdiction over the parties to this Agreement.
“Compliance Certificate” means as is specified in Section 8.12(a).
“Conforming Changes” means, with respect to the Term SOFR Rate, Daily SOFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period of determination, the sum of the following determined on a consolidated basis, without duplication, for the Parent and its Subsidiaries in accordance with GAAP:
(a) Consolidated Net Income for such period plus
(b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(i) income and franchise taxes,
(ii) Consolidated Interest Expense,
(iii) depreciation and amortization expense for such period,
(iv) all non-cash charges, expenses, items and losses (excluding (x) any such non-cash charge, expense, item or loss to the extent that it represents an accrual or reserve for potential cash expenses in any future period that will occur prior to the maturity date, and (y) write downs, write offs or reserves with respect to accounts receivable or inventory), including, without limitation (A) all non-cash losses from sales, leases, conveyances and other dispositions, (B) non-cash losses with respect to swaps, hedges, and other similar arrangements or instruments, (C) non-cash charges attributable to any stock option plan or in respect of any post-employment benefits offered to former employees, (D) the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP (including by application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations)), (E) any non-cash cumulative effect of a change in accounting principles during such period, (F) non-cash impairment gains and losses resulting from any reappraisal, revaluation or write-up or write-down of assets (including good will, the mark-to-market of earn-outs and other deferred financing fees, costs and expenses, and losses on the early extinguishment of debt; provided that losses on extinguishment of Indebtedness under the Existing Credit Agreement shall not exceed $500,000), (G) non-cash foreign currency translation losses with respect to intercompany balances, (H) non-cash charges or losses resulting from the application of ASC 606 (Revenue from Contracts with Customers), including adjustments related to contract assets, contract liabilities, variable consideration estimates and the timing of revenue recognition and (I) any non-cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees,
(v) to the extent not capitalized, reasonable and customary transaction fees incurred during such period, and not later than six months after the transaction to which they relate, in connection with (A) the negotiation, execution, delivery and initial closing of the Loan Documents and (B) the negotiation, execution and delivery of any amendments, modifications, supplements, joinders or waivers to the Loan Documents,
(vi) to the extent not capitalized, reasonable and customary fees, costs and expenses incurred during such period, and not later than twelve months after the transaction to which they relate, in connection with Asset Dispositions, issuances of Equity Interests, Permitted Acquisitions or other similar Investments, in each case, to the extent permitted under this Agreement; provided that the aggregate amount added back pursuant to this clause (b)(vi) in any period of twelve (12) consecutive calendar months with respect to unconsummated transactions of the type described in this clause (b)(vi) shall not exceed the greater of $2,500,000 and 3.5% of Consolidated EBITDA for such period (calculated after giving effect to all other adjustments to Consolidated EBITDA for such period (other than this clause (b)(vi))),
(vii) any non-recurring or unusual costs or expenses, including, without limitation, extraordinary losses deducted in respect of restructurings, headcount reductions, closure of business segments, other similar actions, relocation costs, business process optimizations, integration costs, retention or completion bonuses, employee replacement costs, transition costs, costs related to opening, closure and/or consolidation of facilities, severance charges in respect of employee terminations, start-up losses and other similar charges in connection with consummated mergers, amalgamations, acquisitions or investments or any disposition permitted under the Loan Documents; provided that the aggregate amount added back pursuant to this clause (b)(vii) in any period, when combined with all amounts added back pursuant to clause (b)(viii) and clause (b)(x) hereof, shall not exceed 15% of Consolidated EBITDA for such period (calculated after giving effect to all other adjustments to Consolidated EBITDA for such period other than this clause (b)(vii), and clause (b)(viii) and clause (b)(x) hereof),
(viii) (1) reasonable and customary fees, expenses and indemnities paid or reimbursed by Parent or any of its Subsidiaries to members of the board of directors of Parent and (2) reasonable and customary expenses and indemnities paid or reimbursed by Parent or any of its Subsidiaries to officers (excluding, for the avoidance of doubt, payroll, salary, bonuses and other compensation); provided that the aggregate amount added back pursuant to this clause (b)(viii) in any period, when combined with all amounts added back pursuant to clause (b)(vii) and clause (b)(x) hereof, shall not exceed 15% of Consolidated EBITDA for such period (calculated after giving effect to all other adjustments to Consolidated EBITDA for such period other than this clause (b)(viii), and clause (b)(vii) and clause (b)(x) hereof),
(ix) cash proceeds of business interruption insurance received by Parent or any of its Subsidiaries during such period, to the extent not already included in Consolidated Net Income,
(x) any charges, costs, expenses related to earn-outs and comparable contingent consideration, deferred payment obligations and retention bonuses and expenses in connection with Acquisitions consummated prior to the Closing Date and Permitted Acquisitions; provided that the aggregate amount added back pursuant to this clause (b)(x) in any period, when combined with all amounts added back pursuant to clause (b)(vii) and clause (b)(viii) hereof, shall not exceed 15% of Consolidated EBITDA for such period (calculated after giving effect to all other adjustments to Consolidated EBITDA for such period other than this clause (b)(x), and clause (b)(vii) and clause (b)(viii) hereof),
(xi) such other add-backs approved by the Required Lenders in their sole discretion; and
(xii) (A) adjustments in the amounts and for such periods specifically reflected in (x) the quality of earnings report dated July 2026 delivered to the Administrative Agent with respect to the acquisition of all of the Equity Interests of CYMCOR LLC, and (y) the quality of earnings report dated August 2026 delivered to the Administrative Agent with respect to the acquisition of all of the Equity Interests of 1901 LLC and (z) adjustments reasonably acceptable to the Administrative Agent in any other quality of earnings report delivered with respect to Permitted Acquisition; less;
(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) federal, state, local and foreign income tax credits of the Parent and its Subsidiaries for such period, (ii) other non-cash items increasing such Consolidated Net Income which do not represent a cash item in such period or any future period, and (iii) extraordinary, unusual or non-recurring income or gains for such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii)  Consolidated Unfinanced Capital Expenditures, (iii) less the aggregate amount of federal, state, local and foreign income taxes paid in cash, less (iv) Restricted Payments made pursuant to Section 9.4(a)(iv) paid in cash, less (v) the aggregate amount of payments made in respect of Permitted Seller Debt or any other earn-out obligation to (b) the sum of (i) Consolidated Interest Expense to the extent paid in cash (excluding imputed interest charges with respect to Capitalized Lease Obligations attributable to a Permitted Sale and Leaseback Transaction), (ii) the aggregate principal amount of all regularly scheduled principal payments of Indebtedness (without giving effect to any reduction of such regularly scheduled principal payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period), including in respect of all Capital Leases, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 9.1, in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis.
“Consolidated Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) unusual and non-recurring gains and unusual and non-recurring losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that such Loan Party’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the such Loan Party’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to such Loan Party or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to such Loan Party as described in clause (b) of this proviso).
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness minus (ii) unrestricted domestic cash and Cash Equivalents of the Loan Parties in an amount not to exceed $25,000,000 to (b) Consolidated EBITDA for the four fiscal quarters most recently ended.

“Consolidated Unfinanced Capital Expenditures” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, all Capital Expenditures made during such period which are not financed with the proceeds of any Indebtedness (other than Revolving Credit Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Credit Loans, such Capital Expenditures shall be deemed to be Consolidated Unfinanced Capital Expenditures).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means (a) each Loan Party and each Subsidiary of a Loan Party; (b) any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls (as such term is defined by any Compliance Authority) a Person described in clauses (a) and (b) above.
“Covered Property” means any property: (a) required to be reported as blocked property under 31 C.F.R. § 501.603, as amended; (b) owned, directly or indirectly, by, or due to or from, a Sanctioned Person subject to blocking or comprehensive Sanctions; (c) in which a Sanctioned Person subject to blocking or comprehensive Sanctions otherwise holds any interest; (d) located or originated in, or otherwise subject to restrictions due to its ties to, a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or potential violation by the Lenders or the Administrative Agent of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge, or security interest in such property, or provide services in consideration of such property.
“Cure Amount” means as is specified in Section 10.4.
“Cure Expiration Date” means as is specified in Section 10.4.
“Cure Right” means as is specified in Section 10.4.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.
“Daily SOFR” means Daily Simple SOFR.

“Daily SOFR Loan” means a Loan that bears interest based on Daily SOFR.
“Daily SOFR Option” means the option of the Borrower to have Swingline Loans bear interest at the rate and under the terms specified in Section 4.1(b).
“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 9.1.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means, subject to Section 5.15(a), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(a)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Loan Lender and each Lender.
“Delayed Draw Term Loan” means as specified in Section 3.1(b); “Delayed Draw Term Loans” means, collectively, all of the Delayed Draw Term Loans.

“Delayed Draw Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(A) in the column labeled “Delayed Draw Term Loan Commitment” as such Commitment is thereafter assigned or modified. On the Closing Date, the aggregate Delayed Draw Term Loan Commitments of all the Lenders are $50,000,000.
“Delayed Draw Term Loan Commitment Fee” means as is specified in Section 3.3.
“Delayed Draw Term Loan Expiration Date” means March 9, 2028.
“Delayed Draw Term Loan Facility” means the delayed draw term loan facility provided pursuant to Article 3.
“Delayed Draw Term Loan Lender” means a Lender holding a Delayed Draw Term Loan.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, (c) provides for the scheduled payment of dividends in cash, or (d) is or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute a Disqualified Equity Interest, in each case, prior to the date that is 180 days after the later of the Term Loan Maturity Date or the Expiration Date, provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Loan Parties or any of their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Parent that is organized under the Laws of the United States, a State thereof or the District of Columbia.
“Drawing Date” means as is specified in Section 2.8(c).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).
“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Environmental Laws” means all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders or directives, issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (e) the presence of contamination; (f) the protection of endangered or threatened species; and (g) the protection of environmentally sensitive areas.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations including the waiver of the thirty (30) notice requirement) there is a duty to give notice to the PBGC; (b) a withdrawal by any Loan Party or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent , or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.
“ERISA Group” means, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Loan Parties, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 11.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.15(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.15(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.15(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.15(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 10.1.
“Excluded Deposit Account” means (a) deposit accounts the balance of which consists exclusively of (i) withheld income Taxes and federal, state, local or foreign employment Taxes in such amounts as are required in the reasonable judgment of a Loan Party to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of such Loan Party, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Loan Party, (iii) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any governmental authority or foreign pension requirement, and (iv) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between any Loan Party and their respective employees), payroll taxes and other employee compensation obligations, (b) deposit accounts maintained solely as a fiduciary, trust, escrow, custodial or similar account for the benefit of third parties, (c) zero-balance accounts or other accounts with financial institutions other than the Administrative Agent that are swept on a daily basis to a deposit account that does not constitute an Excluded Deposit Account, (d) the deposit account ending in x5389 with Wintrust Bank, N.A., so long as such amounts on deposit serve as cash collateral for the Existing Letters of Credit, (e) deposit accounts of a seller acquired by Borrower in connection with a Permitted Acquisition, so long as such account is (i) not subject to any Lien (other than Permitted Liens) and (ii) moved to Administrative Agent or an account with another Lender subject to a control agreement in favor of the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, not longer than one hundred eighty (180) days following the closing of the Permitted Acquisition; provided that if such Loan Party is not able to move and close such deposit account within one hundred eighty (180) days, such Loan Party will provide documentation reasonable acceptable to Administrative Agent demonstrating that Loan Party is not operating its business from such deposit account, it being understood that once such accounts are moved to the Administrative Agent or an account with another Lender subject to a control agreement in favor of the Administrative Agent, such accounts shall no longer constitute Excluded Deposit Accounts; and (f) other deposit accounts maintained with financial institutions other than the Administrative Agent than in the ordinary course of business containing cash amounts that do not exceed at any time $250,000 for any such account and $1,000,000 in the aggregate and identified to the Administrative Agent in writing.
“Excluded Hedge Liability or Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” means: (a) all owned or leased real property and all leasehold interests; (b) any equipment or other assets securing purchase money indebtedness or Capitalized Lease Obligations if the granting of a Lien to any third party is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness, but only if such Indebtedness and the Liens securing the same are permitted by Section 9.1 and Section 9.2; (c) any permit, license, charter, franchise, or agreement (including any lease, license agreement, or other contract) of any Loan Party to the extent, but only to the extent, that (i) a valid and enforceable restriction in favor of a third party prohibits the creation of a security interest thereon or (ii) the granting of a Lien thereon would result in a breach, termination, or invalidation of such permit, license, charter, franchise, or agreement, or give any other party thereto the right to terminate any Loan Party's rights thereunder (in each case of clauses (i) and (ii), after giving effect to the applicable anti-assignment provisions of the UCC (including Sections 9-406, 9-407, 9-408, and 9-409) or any other applicable Law); (d) any "intent-to-use" trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act (15 U.S.C. § 1051(b)), solely to the extent that, and during the period in which, the granting of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (e) Excluded Deposit Accounts; (f) Equity Interests in any joint venture where a Lien in such Equity Interests is not permitted by the organizational documents of such joint venture and, in the case of any Special Purpose Joint Venture, any contractual ownership rights in such Special Purpose Joint Venture where a Lien in such contractual rights is not permitted by the joint venture documents of such Special Purpose Joint Venture; (g) motor vehicles and other assets subject to certificates of title, in each case with an aggregate fair market value not to exceed $500,000 at any time; in respect of which perfection of a Lien is not governed by the Uniform Commercial Code; (h) letter of credit rights (other than those that are supporting obligations of Collateral), to the extent perfection of a security interest therein would require actions other than the filing of UCC financing statements; (i) commercial tort claims with a value of less than $1,000,000 individually; (j) any property to the extent that the pledge of, or granting of a security interest in, such property is prohibited by applicable Law (including any law, rule, or regulation of the United States of America or any state thereof), other than to the extent that any such prohibition is rendered ineffective under the UCC or any other applicable Law; (k) any governmental licenses or state or local franchises, charters, or authorizations, to the extent the pledge thereof or the security interest therein is prohibited or restricted thereby or by applicable Law (after giving effect to the applicable provisions of the UCC or any other applicable Law); (l) any assets to the extent a security interest in such assets would result in material adverse tax consequences to any Loan Party as reasonably determined by the Borrower and the Administrative Agent; (m) margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (n) any assets of any Excluded Subsidiary; and (o) other assets that the Administrative Agent and the Borrower determine that the benefits of obtaining a security interest therein are outweighed by the costs, burdens or consequences (including any adverse effect on the ability of the Loan Parties to conduct their operations in the ordinary course of business) of doing the same; provided that the Excluded Property will not include, and the Collateral shall include and the security interest granted in the Collateral shall attach to, (x) all proceeds, substitutions or replacements of any such excluded items referred to herein unless such proceeds, substitutions or replacements would constitute excluded items hereunder, (y) all rights to payment due or to become due under any such excluded items referred to herein, and (z) if and when the prohibition which prevents the granting of a security interest in any such Excluded Property is removed, terminated, or otherwise becomes unenforceable as a matter of law, the Administrative Agent will be deemed to have, and at all times to have had, a security interest in such property, and the Collateral will be deemed to include, and at all times to have included, such Excluded Property without further action or notice by any Person.
“Excluded Subsidiary” means (a) any Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary, (d) in the case of any obligation under any Excluded Hedge Liability, any Subsidiary of the Borrower that is a Non-Qualifying Party with respect thereto, (e) any Immaterial Subsidiary and (f) to the extent that any Special Purpose Joint Venture constitutes a Subsidiary, any Special Purpose Joint Venture; provided that

Subsidiaries described in clauses (a) through (c) above shall only be Excluded Subsidiaries to the extent that, and for so long as any guaranty by such Subsidiary would have adverse tax consequences for the Parent or any other Loan Party or result in a violation of applicable Laws.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g), and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).
“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, by and among the Borrower, Holdings, the Guarantors, the lenders from time to time party thereto and Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation, as administrative agent, as amended, restated, supplemented, or modified from time to time prior to the Closing Date.
“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.1(B).
“Expiration Date” means, with respect to the Revolving Credit Commitments, September 9, 2031.
“Facilities” means the Revolving Credit Facility, the Term Loan Facility and/or the Delayed Draw Term Loan Facility, as the context may require.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the Issuing Lender, including the provision of cash collateral, shall have been made).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
“Fee Letter” means that certain letter agreement, dated as of August 7, 2026, by and between the Borrower, PNC and PNC Capital Markets LLC.
“Financial Covenant” means as is specified in Section 10.4.
“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
“Foreign Currency Hedge Liabilities” means as is specified in the definition of Lender Provided Foreign Currency Hedge.
“Foreign Holding Company” means any Subsidiary of the Parent all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or CFC Debt.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary of the Parent that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties, in each case, solely to the extent of the aggregate unreimbursed amount of drawings thereunder (for the avoidance of doubt, undrawn amounts available under any letter of credit shall not constitute Funded Indebtedness), (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including in connection with seller notes and earnout obligations; provided, that earnout obligations shall constitute “Funded Indebtedness” hereunder solely to the extent fully earned, due and payable, (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (e) all Attributable Indebtedness and (f) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding the foregoing, “Funded Indebtedness” shall not include (i) surety bonds, performance bonds, appeal bonds, bid bonds, or similar instruments issued or created by or for the account of such Person in the ordinary course of business (including any obligations arising under the Bonding Agreements) and premiums payable under the Bonding Agreements unless not paid when due, (ii) net obligations under any Swap, (iii) Indebtedness that has been defeased or discharged in accordance with the instruments governing such Indebtedness, (iv) any obligation under a lease that is not a Capital Lease (determined in accordance with Section 1.3(b)), or (v) Indebtedness in respect of the Existing Letters of Credit for so long as such Existing Letters of Credit are cash collateralized in full. The amount of any Funded Indebtedness of any Person for purposes of clause (d) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.
“Guarantors” means, collectively, (a) Parent, (b) Holdings, (c) each direct or indirect Subsidiary of the Borrower (other than Excluded Subsidiaries), (d) with respect to the Obligations described in clauses (b), (d) and (e) of the definition of “Obligations”, the Borrower, (e) any other Person that is from time to time party to the Guaranty Agreement or any other agreement pursuant to which it guarantees the Obligations or any portion thereof and (f) the successors and permitted assigns of the foregoing.
“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith.
“Guaranty Agreement” means a guaranty agreement executed and delivered by any one or more Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, in form and substance acceptable to the Administrative Agent.
“Guaranty Joinder” means a joinder by a Person as a Guarantor under the Loan Documents, in form and substance acceptable to the Administrative Agent.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.

“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, (a) for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such interest rate hedges, commodity hedges and/or foreign currency hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate hedges, commodity hedges and/or foreign currency hedges (which may include an interest rate hedge bank, a commodity hedge bank or foreign currency hedge bank, as applicable).
“Immaterial Subsidiary” means any Subsidiary of the Borrower designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary that does not, as of the last day of the most recently completed fiscal quarter of the Borrower, have assets (other than intercompany payables and intercompany receivables) with a value in excess of 5.0% of the consolidated total assets of the Borrower and its Subsidiaries and did not, as of the four-quarter period ending on the last day of such fiscal quarter, have revenues (other than intercompany revenues) exceeding 5.0% of the consolidated revenues of the Borrower and its Subsidiaries; provided, that if (a) such Subsidiary shall have been designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary, and (b) if (i) the aggregate assets (other than intercompany payables and intercompany receivables) then owned by all Subsidiaries (excluding (A) Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries and (B) any Immaterial Subsidiaries that are then Guarantors) of the Borrower that would otherwise constitute Immaterial Subsidiaries shall have a value in excess of 10.0% of the consolidated total assets of the Borrower and its Subsidiaries as of the last day of such fiscal quarter or (ii) the combined revenues (other than intercompany revenues) of all Subsidiaries (excluding (A) Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries and (B) any Immaterial Subsidiaries that are then Guarantors) of the Borrower that would otherwise constitute Immaterial Subsidiaries shall exceed 10.0% of the consolidated revenues of the Borrower and its Subsidiaries for such four-quarter period, the Borrower shall re-designate one or more of such Subsidiaries to not be Immaterial Subsidiaries within ten (10) Business Days after delivery of the Compliance Certificate for such fiscal quarter such that only those such Subsidiaries as shall then have aggregate assets (other than intercompany payables and intercompany receivables) of less than 10.0% of the consolidated total assets of the Borrower and its Subsidiaries and combined revenues (other than intercompany revenues) of less than 10.0% of the consolidated revenues of the Borrower and its Subsidiaries shall constitute Immaterial Subsidiaries.
“Increased Amount Date” means as is specified in Section 2.9.
“Incremental Lender” means as is specified in Section 2.9.
“Incremental Loan Commitments” means as is specified in Section 2.9.
“Incremental Loans” means as is specified in Section 2.9.
“Incremental Revolving Credit Commitment” means as is specified in Section 2.9.

“Incremental Revolving Credit Increase” means as is specified in Section 2.9.
“Incremental Term Loan” means as is specified in Section 2.9.
“Incremental Term Loan Commitment” means as is specified in Section 2.9.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (c) net obligations of such Person under any Swap, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including in connection with seller notes and earnout obligations (with the amount of any earnout obligations incurred in connection with any transaction being deemed to be the amount stated as a liability on the balance sheet of such Person in accordance with GAAP), (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) all Attributable Indebtedness, (g) all obligations of such Person in respect of Disqualified Equity Interests, (h) all other obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (which, pursuant to Section 1.3(b), shall not, for the avoidance of doubt, include operating leases) and (i) all Guarantees of such Person in respect of any of the foregoing, it being understood that the term “Indebtedness” shall not include (i) payables, purchase orders, accrued expenses and overbillings arising in the ordinary course of business or (ii) obligations of such Person in respect of (w) obligations under any cash collateralized letters of credit, to the extent such indebtedness is cash collateralized, (x) payment of bonuses or other deferred compensation to employees of such Person or any of its Subsidiaries, and (y)  deposits from customers. For all purposes hereof, the Indebtedness of any Person shall not include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
“Indemnitee” means as is specified in Section 12.3(b).
“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans, Term Loans or Delayed Draw Term Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Credit Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, (C) with respect to Term Loans and Delayed Draw Term Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Term Loan Maturity Date, and (D) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.
“Interest Rate Option” means any Term SOFR Rate Option, Daily SOFR Option or Base Rate Option.
“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person; provided that the periodic funding (in the nature of funding certain operating expenses (including, for instance, equipment purchases) as opposed to ongoing working capital need) of Special Purpose Joint Ventures in connection with the cash management operations of the Loan Parties and such Special Purpose Joint Ventures to facilitate the performance under the contracts and subcontracts of such entities shall not constitute Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Issuing Lender” means PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that the Borrower, the Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.
“Joint Venture” means a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.
“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 2.9.
“Lender Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.
“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.

“Lenders” means the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not the Issuing Lender.
“Lending Office” means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means as is specified in Section 2.8(a). A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.
“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii).
“Letter of Credit Fee” means as is specified in Section 2.8(b).
“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i).
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other similar encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“LLC Division” means, in the event the Borrower or Guarantor is a limited liability company, (a) the division of the Borrower or any such Guarantor into two or more newly formed limited liability companies (whether or not the Borrower or such Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.
“Loan Documents” means this Agreement, the Fee Letter, the Collateral Documents, the Guaranty Agreement (if any), the Notes, any Surety Intercreditor Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith.
“Loan Parties” means the Borrower and any Guarantors.

“Loan Request” means as is specified in Section 2.5(a).
“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans, Swingline Loans, Term Loans, Delayed Draw Term Loans or any Revolving Credit Loan, Swingline Loan, Term Loan or Delayed Draw Term Loan.
“Material Adverse Change” means any set of circumstances or events which (a) has a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
“Material Agreement” means, (a) any Bonding Agreement, (b) any agreement concerning a partnership or joint venture (other than (i) any such contract with respect to a Special Purpose Joint Venture entered into in the ordinary course of business and (ii) any such agreement constituting an organizational document of a Loan Party) or (c) any agreement under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Change.
“Material Permitted Acquisition” means as is specified in Section 9.12.
“Measurement Date” means as is specified in Section 10.4(a).
“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Parent for which financial statements have been delivered pursuant to Section 8.11 (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which any Loan Party or any member of the ERISA Group has any liability (contingent or otherwise).
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Asset Disposition, Debt Issuance or Recovery Event, net of (a) costs, fees and expenses incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, sales or underwriting commissions, broker fees, and amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which a Loan Party or any Subsidiary is party in connection with such transaction or event), (b) taxes paid or payable as a result thereof, (c) in the case of any sale or other disposition of assets or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property, (d) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such disposition occurred or in the next succeeding year and that are attributable to such disposition (as determined reasonably and in good faith by a Authorized Officer), (e) with respect to any Recovery Event, all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking and (f) with respect to any Recovery Event, costs and expenses incurred in connection with the settlement, adjustment and collection of the related proceeds, awards and similar payments; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Asset Disposition, Debt Issuance or Recovery Event.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
“Notes” means collectively, and “Note” means separately, the promissory notes in the form of Exhibit B evidencing the Revolving Credit Loans, in the form of Exhibit C evidencing the Swingline Loan, in the form of Exhibit D evidencing the Term Loans, and in the form of Exhibit E evidencing the Delayed Draw Term Loans.
“Obligation” means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Fee Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, (d) any Lender Provided Foreign Currency Hedge, and (e) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Order” means as is specified in Section 2.8(h).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13).
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Parent” means as is specified in the introductory paragraph.
“Participant” means as is specified in Section 12.8(d).
“Participant Register” means as is specified in Section 12.8(d).
“Participation Advance” means as is specified in Section 2.8(c)(iii).
“Payment Date” means the first day of each calendar quarter after the Closing Date and on the Expiration Date or upon acceleration of the Notes.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (but not including a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group has made contributions at any time during the immediately preceding five plan years or (c) or to which any Loan Party or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Acquisition” means an Acquisition (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties and their Subsidiaries pursuant to the terms of this Agreement, in each case so long as:
(a)    no Potential Default or Event of Default shall then exist or would exist after giving effect thereto;
(b)    the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, the Consolidated Net Leverage Ratio does not exceed 2.75 to 1.00, calculated using the most recently completed Measurement Period;
(c)    if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 8.8 in connection therewith;
(d)    the Administrative Agent and the Lenders shall have received (x) not less than fifteen (15) days prior to the consummation of any such Acquisition (or such later date approved by the Administrative Agent) (i) a description of the material terms of such Acquisition, (ii) if the annual revenue of the Target exceeds $15,000,000, either the audited financial statements of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date or a quality of earnings report, and (iii) consolidated projected income statements of the Parent and its Subsidiaries (after giving effect to such Acquisition) for the period of twelve (12) months following the consummation of such Acquisition and (y) not less than two (2) Business Days prior to the consummation of any Permitted Acquisition of a Target with annual revenue in excess of $15,000,000 (or such later date approved by the Administrative Agent), a Permitted Acquisition Certificate, executed by an Authorized Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;
(e)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;
(f)    the total cost of acquisition (including all consideration paid or to be paid in connection with such Acquisition, such as Equity Interests, earnout payments and other contingent obligations that should be recorded on the financial statements of the Parent and its Subsidiaries in accordance with GAAP in connection with such Acquisition, and the amount of any assumed Indebtedness) paid by the Loan Parties and their Subsidiaries in connection with any single Acquisition shall not exceed $100,000,000; and
(g)    (i) the assets acquired in connection with such Acquisition shall be located within the United States and (ii) the Target shall be organized under the Laws of the United States, a State thereof or the District of Columbia.
For the avoidance of doubt, the Loan Parties may enter into joint ventures (including Special Purpose Joint Ventures) in accordance with the terms of this Agreement (and to the extent permitted hereunder), and no joint venture shall be required to satisfy the definition of Permitted Acquisition hereunder.

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Permitted Investments” means:
(a)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(b)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
(c)    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;
(d)    money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above;
(e)    investments made under the Cash Management Agreements or under cash management agreements with any other Lenders; and
(f)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of the above.
“Permitted Liens” means:
(a)    Liens for Taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due or payable without penalty or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(c)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable, or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(d)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not and are not likely, either individually or in the aggregate, to involve a substantial and prolonged disruption of the business activities of any Loan Party or that could not reasonably be expected to result in a Material Adverse Change;
(f)    Liens in the Collateral in favor of the Secured Parties;
(g)    Any Lien existing on the date of this Agreement and described on Schedule 1.1(C), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(h)    Liens securing Indebtedness permitted pursuant to Section 9.1(f); provided, that, (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien shall not apply to any other property of the Loan Parties or any Subsidiary of the Loan Parties (other than improvements on the property subject thereto and proceeds thereof), and (iii) such Lien shall secure only those obligations it secures on the date of Permitted Acquisition, and any renewals, replacements, refinancings, restructurings or extensions thereof so long as the principal amount of such renewals, replacements, refinancings, restructurings or extensions thereof does not exceed the principal amount of the obligations being renewed, replaced, refinanced, restructured or extended;
(i)    purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capitalized Lease Obligations); provided, that (i) such Lien secured Indebtedness is permitted by Section 9.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(j)    Liens granted to the Bonding Company to secure the performance of surety bonds in accordance with the terms of the Bonding Agreements, subject to, and in compliance with, the terms and conditions of any Surety Intercreditor Agreement (if any); provided that (i) such Liens are not perfected by the filing of a Uniform Commercial Code financing statement (except to the extent such filing is expressly permitted pursuant to the terms of any Surety Intercreditor Agreement (if any)), (ii) the Administrative Agent continues to have, subject to common law subrogation rights created by or pursuant to the Bonding Agreements, subject to any Surety Intercreditor Agreement (if any), a perfected, first priority Lien on any and all collateral referenced in such Bonding Agreements, and (iii) such Liens do not include cash deposits or the issuance of letters of credit for the benefit of the Bonding Company, in each case, in excess of $1,000,000 in the aggregate; provided that the Existing Letters of Credit shall be permitted hereunder notwithstanding the foregoing $1,000,000 aggregate cap in clause (iii);
(k)    Liens arising in connection with financing transactions permitted by Section 9.1(l); provided that such Liens do not at any time encumber any other property except that financed in such transactions;
(l)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(f) or securing appeal or other surety bonds related to such judgments, provided by a surety or otherwise are junior to the Lien of the Administrative Agent;

(m)    Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code;
(n)    Liens securing the unearned premiums and dividends which may become payable in connection with the financing of insurance premiums permitted under Section 9.1(n);
(o)    Liens securing Indebtedness permitted under Section 9.1(i); and
(p)    Liens arising from the rights of lessors under leases that are not Capital Leases (including financing statements regarding Collateral subject to a lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the Collateral subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);
(r)     Liens on cash collateral securing the Existing Letters of Credit; and
(s)    Liens not otherwise constituting Permitted Liens hereunder and securing obligations not constituting Indebtedness for borrowed money in excess of the greater of (A) $2,500,000 and (B) 3.00% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period, in the aggregate at any one time outstanding.
“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction consummated by any Loan Party or any Subsidiary after the Closing Date; provided, that, (a) after giving effect to such Sale and Leaseback Transaction, no Potential Default or Event of Default has occurred and is continuing, and (b) the aggregate fair value (as determined in good faith by the Borrower) of all property disposed of in all such Sale and Leaseback Transactions consummated after the Closing Date shall not exceed $20,000,000 during the term of this Agreement.
“Permitted Seller Debt” means unsecured Indebtedness (including earnout obligations and seller notes) incurred in connection with a Permitted Acquisition, payable to the seller in connection therewith and containing subordination terms (or subject to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent) reasonably acceptable to the Administrative Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any member of the ERISA Group or any such Plan to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“PNC” means PNC Bank, National Association, its successors and assigns.
“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may or may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may or may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and (i) all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact) and (ii) in the event that the Parent or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test in connection therewith (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable period of four fiscal quarters or (ii) subsequent to the end of the applicable period of four fiscal quarters and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable period of four fiscal quarters and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Ratable Share” means:
(a)    with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b)    with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all of the Lenders, provided that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans;
(c)    with respect to a Lender’s obligation to make Delayed Draw Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s unused Delayed Draw Term Loan Commitment and outstanding Delayed Draw Term Loans bears to the unused Delayed Draw Term Loan Commitments and outstanding Delayed Draw Term Loans of all of the Lenders; and
(d)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loan plus unused Delayed Draw Term Loan Commitments plus outstanding Delayed Draw Term Loans, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans plus unused Delayed Draw Term Loan Commitments plus outstanding Delayed Draw Term Loans of all Lenders; provided, however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.
“Recovery Event” means with respect to any property of any Loan Party, any of the following: (i) destruction or damage of such property that gives rise to the receipt of property or casualty insurance proceeds; or (ii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such asset or the requisition of the use of such asset, in each case that gives rise to the receipt of condemnation award proceeds.
“Reimbursement Obligation” means as is specified in Section 2.8(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
“Removal Effective Date” means as is specified in Section 11.6(b).
“Required Bonding Facility” means a bonding facility of adequate size to support the work program of the Borrower and its Subsidiaries and which it otherwise reasonably satisfactory to the Administrative Agent.
“Required Lenders” means:

(a)    If there exists fewer than three (3) unaffiliated Lenders, all Lenders (other than any Defaulting Lender), or
(b)    if there exist three (3) or more unaffiliated Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), (ii) the aggregate outstanding amount of any Term Loans of the Lenders, (iii) the aggregate unused Delayed Draw Term Loan Commitments of the Lenders and (iv) the aggregate outstanding amount of any Delayed Draw Term Loans of the Lenders.
“Required Share” means as is specified in Section 5.11.
“Resignation Effective Date” means as is specified in Section 11.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Loan Parties or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Loan Parties or any option, warrant or other right to acquire any such Equity Interests in the Loan Parties.
“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.
“Revolving Credit Commitment Fee” means as is specified in Section 2.3.
“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.
“Revolving Credit Lender” means a Lender holding a Revolving Credit Loan.
“Revolving Credit Loans” means, collectively, and Revolving Credit Loan means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or Section 2.8(c).
“Revolving Facility Usage” means at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Jurisdiction” means, at any time, any country, area, territory, or jurisdiction that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), as well as the Kherson and Zaporizhzhia regions of Ukraine.
“Sanctioned Person” means any Person that is (a) located in, organized under the Laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above; or (d) otherwise the subject or target of Sanctions.
“Sanctions” means Laws relating to economic or financial sanctions, sectoral sanctions, or secondary sanctions, administered, or enforced from time to time by any Compliance Authority.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Security Agreement” means the Security and Pledge Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.
“Settlement Date” means the applicable Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to 0.0 basis points (0.0%).
“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Joint Venture” means a joint venture entered into by one of the Loan Parties with another Person solely with respect to a particular contract, project or job and in which a subcontract is awarded to one of the Loan Parties from such joint venture entity which subcontract is subject to a perfected first priority Lien in favor of the Administrative Agent.

“Specified Disposition” means any Asset Disposition having gross sales proceeds in excess of $5,000,000.
“Specified Transactions” means (a) any Specified Disposition, and (b) any Permitted Acquisition and any Acquisition consummated prior to the Closing Date.
“Standard & Poor’s” means S&P Global Ratings Services, a division of S&P Global, Inc.
“Standby Letter of Credit” means a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.
“Statements” means as is specified in Section 6.6(a).
“Subsidiary”, of any Person, at any time means any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b)  which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries.
“Surety Intercreditor Agreement” any intercreditor agreement entered into by a Bonding Company, the Loan Parties and the Administrative Agent after the Closing Date which is in form and substance satisfactory to the Administrative Agent.
“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.
“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.1(b) hereof in an aggregate principal amount up to $20,000,000.
“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans.
“Swingline Loan Note” means the Swingline Loan Note of the Borrower in the form of Exhibit C evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) hereof.
“Swingline Loans” means as is specified in Section 2.1(b).

“Synthetic Lease Obligations” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions) creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
“Target” means as is specified in the definition of Permitted Acquisition.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means as is specified in Section 3.1; Term Loans means, collectively, all of the Term Loans.
“Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders.
“Term Loan Facility” means the term loan facility provided pursuant to Article 3.
“Term Loan Lender” means a Lender holding a Term Loan.
“Term Loan Maturity Date” means (a) with respect to the Term Loan and the Delayed Draw Term Loan, September 9, 2031 and (b) with respect to any other Incremental Term Loans, the date set forth in the relevant Lender Joinder Agreement with respect to such Incremental Term Loans, in each case as such date may be extended with respect to certain Lenders’ Term Loans or Delayed Draw Term Loans pursuant to Section 2.9(a) or Section 12.1.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.
“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) and Section 4.1(c)(ii), as applicable.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“UCP” means as is specified in Section 12.11(a).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(2)(III).
“Voting Stock” of any Person means the Equity Interests of any class or classes (however designated) having ordinary power for the election of directors of such Person, other than Equity Interests having such power only by reason of the happening of a contingency.
“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3    Accounting Principles; Changes in GAAP; Pro Forma and Other Calculations.
(a)    Generally. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.6(a).

(b)    Changes in GAAP. Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for all purposes of this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and capital lease obligations in a manner consistent with the treatment under GAAP as in effect immediately prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02.

(c)    Pro Forma and Other Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the Consolidated Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio (including for purposes of determining the Applicable

Margin) shall be made on a Pro Forma Basis with respect to Specified Transactions; provided that, when calculating the Consolidated Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio for purposes of determining compliance with Sections 9.12 and 9.13, to be reported in the Compliance Certificate delivered pursuant to Section 8.12(a) for the applicable period, (i) except as set forth in clause (ii) below, Specified Transactions that were consummated subsequent to the end of the applicable period shall not be given Pro Forma Effect, (ii) notwithstanding clause (i) above, any Permitted Acquisition that (A) was consummated after the end of the applicable period but prior to the date the applicable Compliance Certificate is delivered pursuant to Section 8.12(a) for such period and (B) was financed with the proceeds of Loans under the Revolving Credit Facility or the Delayed Draw Term Loan Facility that were borrowed prior to the end of the applicable period, shall be given Pro Forma Effect; provided, that any cash proceeds of such Loans described in this clause (ii) shall not be included in the amount of unrestricted cash to be netted in calculating the Consolidated Net Leverage Ratio for such period. Notwithstanding anything herein to the contrary, for the purposes of calculating the Consolidated Net Leverage Ratio on a Pro Forma Basis in connection with the incurrence of any Indebtedness or Loans (including pursuant to Section 2.9(b)(ii) and Section 7.2(e)), the proceeds of such Indebtedness or Loans then being incurred shall not be included in the amount of unrestricted cash to be netted in calculating such ratio.

1.4    Benchmark Replacement Notification; Rates. Section 4.4(d) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 2
REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES
2.1    Revolving Credit Commitments.
(a)    Revolving Credit Loans Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(b)    Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 with respect to Swingline Loans, PNC will make swingline loans (the “Swingline Loans”) to the Borrower at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swingline Loan Commitment, provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b). Swingline Loans shall be Daily SOFR Loans, as further provided herein.

2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3    Revolving Credit Commitment Fee. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Revolving Credit Commitment Fee”) equal to the Applicable Margin for Revolving Credit Commitment Fee for such day (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Revolving Credit Commitment Fee, the Revolving Facility Usage with respect to the portion of the Revolving Credit Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Revolving Credit Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Revolving Credit Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swingline Loans); provided that no Defaulting Lender shall be entitled to receive any Revolving Credit Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Revolving Credit Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Revolving Credit Commitment Fees shall be payable in arrears on each Payment Date.
2.4    Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Revolving Credit Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.
2.5    Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests.
(a)    Revolving Credit Loan Requests; Loan Conversions and Renewals. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans, by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time,
(i)    three (3) Business Days prior to the proposed Borrowing Date (or, in the case of Revolving Credit Loans to be made on the Closing Date, such shorter period approved by the Administrative Agent) with respect to (a) the making of Revolving Credit Loans to which the Term SOFR Rate Option applies or (b) the conversion to or the renewal of the Term SOFR Rate Option for any Revolving Credit Loans; or

(ii)    the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies, or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, and in each case, a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Interest Rate Option and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

(b)    Swingline Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the aggregate principal amount of such Swingline Loan, which shall be not less than $100,000.

2.6    Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.
(a)    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds by deposit into Borrower’s operating account prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 5.6(a).

(b)    [Reserved]

(c)    Making Swingline Loans. PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b), fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds by deposit into Borrower’s operating account prior to 4:00 p.m. Eastern Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.

(d)    Repayment of Revolving Credit Loans. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.

(e)    Borrowings to Repay Swingline Loans.

(i) Upon the making of a Swingline Loan (whether before or after the occurrence of a Potential Default or Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Ratable Share. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall immediately either (A) make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, fund such Swingline Loan participations by paying to PNC such Lender’s Ratable Share of the outstanding Swingline Loans. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) or in

Section 7.2 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.

(ii)    If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)    Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c), without the requirement for a specific request from the Borrower pursuant to Section 2.5(b), PNC as the Swingline Loan Lender may make Swingline Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b), (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b), (iii) be payable by the Borrower, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.

2.7    Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Loans, Term Loans and Delayed Draw Term Loans made to it by each Lender, together with interest thereon, shall, if requested by a Lender, be evidenced by, as applicable, a Revolving Credit Note (in substantially the form of Exhibit B or any other form approved by the Administrative Agent), a Swingline Loan Note (in substantially the form of Exhibit C or any other form approved by the Administrative Agent), a Term Note (in substantially the form of Exhibit D or any other form approved by the Administrative Agent), dated the Closing Date or a Delayed Draw Term Note (in substantially the form of Exhibit E or any other form approved by the Administrative Agent) dated as of the Closing Date, in each case, payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment, Swingline Loan Commitment, Term Loan Commitment or Delayed Draw Term Loan Commitment, as applicable, of such Lender.

2.8    Letter of Credit Subfacility.
(a)    Issuance of Letters of Credit. The Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Loan Party or any Subsidiary or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time reasonably in advance of the proposed date of issuance, amendment or extension. The Borrower or any Loan Party shall authorize and direct the Issuing Lender to name the Borrower or any Loan Party or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.

(i)    Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (or in the case or any renewal or extension thereof, including any automatic renewal or extension thereof, one year after the effectiveness of such renewal or extension), and (B) in no event expire later than the date which is 364 days after the Expiration Date; provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $25,000,000 (the “Letter of Credit Sublimit”) or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments; provided, further, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods unless cancelled by the applicable Issuing Lender, pursuant to customary terms for such automatic renewal. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article 7 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

(ii)    Notwithstanding Section 2.8(a)(i), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Law request or directive, shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(b)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)    Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letters of Credit times the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125 % per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on the first day of each calendar quarter. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit

Commitment and subject to the conditions specified in Section 7.2 other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(c)) each be deemed to have (A) made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount, or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, funded its Ratable Share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii)    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 7.2 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

(d)    Repayment of Participation Advances.

(i)    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii)    If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.

(e)    Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1, 2.5, 2.6 or 7.2 or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c);

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)    any breach of this Agreement or any other Loan Document by any party thereto;

(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)    the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(h)    Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(i)    Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9    Incremental Loans.
At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(a)    one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loan (any such additional term loan, an “Incremental Term Loan”); or

(b)    one or more incremental delayed draw term loan commitments (any such incremental term loan commitment, an “Incremental Delayed Draw Term Loan Commitment”) to make one or more additional term loan (any such additional term loan, an “Incremental Delayed Draw Term Loan”); or

(c)    one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments and the Incremental Delayed Draw Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans and the Incremental Delayed Draw Term Loans, the “Incremental Loans “); provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed the greater of (A) $150,000,000 and (B) 100% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period, and (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $5,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days (or such lesser period of time acceptable to the Administrative Agent) after the date on which such notice is delivered to Administrative Agent. The Borrower may invite existing Lenders and/or any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and the Issuing Lender shall consent (such consent not to be unreasonably withheld, conditioned or delayed) to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i)    no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(ii)    the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, that the Borrower will be in compliance with the financial covenant specified in Sections 9.12 as of the Increased Amount Date, in each case based on the financial statements most recently delivered pursuant to Section 8.11(a) or 8.11(b), as applicable, after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment, other than an Incremental Delayed Draw Term Loan Commitment that is subject to such compliance as a condition to any drawing thereof) being deemed to be fully drawn) and (z) any Permitted Acquisition consummated in connection therewith;

(iii)    each of the representations and warranties contained in Article 6 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(iv)    the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(v)    Any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(vi)    each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(1)    in the case of each Incremental Term Loan:

(I)    such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Term Loans or a maturity date earlier than the Term Loan Maturity Date;

(II)    the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date;

(III)    any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders, provided that no such agreement shall allow the Incremental Term Loans to be prepaid prior to the initial Term Loans, the initial Delayed Draw Term Loans or any then existing Incremental Term Loan or Incremental Delayed Draw Term Loans) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans

(such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV)    except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the initial Term Loans, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the initial Term Loans);

(2)    in the case of each Incremental Revolving Credit Increase:

(I)    such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility;

(II)    any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(III)    the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required.

(3)    in the case of each Incremental Delayed Draw Term Loan:

(I)    such Incremental Delayed Draw Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Delayed Draw Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Delayed Draw Term Loans or a maturity date earlier than the Delayed Draw Term Loan Maturity Date;

(II)    the Applicable Margin and pricing grid, if applicable, for such Incremental Delayed Draw Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date;

(III)    any Incremental Lender making any Incremental Delayed Draw Term Loan shall be entitled to the same voting rights as the existing Delayed Draw Term Loan Lenders under the Delayed Draw Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders, provided that no such agreement shall allow the Incremental Delayed Draw Term Loans to be prepaid prior to the initial Term Loans, the initial Delayed Draw Term Loans or any then existing Incremental Term Loan or Incremental Delayed Draw Term Loans) each Incremental Delayed Draw Term Loan shall receive proceeds of prepayments on the same basis as the initial Delayed Draw Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV)    except as provided above, all other terms and conditions applicable to any Incremental Delayed Draw Term Loan, to the extent not consistent with the terms and conditions applicable to the initial Delayed Draw Term Loans, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Delayed Draw Term Loans than such other terms and conditions, taken as a whole, under the initial Delayed Draw Term Loans);

(4)    Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 2.9, without the consent of any other Lenders; and

(5)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.

(d)    The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(e)    On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(f)    On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

(g)    On any Increased Amount Date on which any Incremental Delayed Draw Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Delayed Draw Term Loan Commitment shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Delayed Draw Term Loan made pursuant thereto.

ARTICLE 3
TERM LOANS
3.1    Term Loan Commitments; Delayed Draw Term Loan Commitments.
(a)    Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make a term loan (the “Term Loans”) to the Borrower in Dollars on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding, such Lender’s Term Loan Commitment.

(b)    Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Delayed Draw Term Loan Lender severally agrees to make term loans (each, an “Delayed Draw Term Loan”) to the Borrower, in up to five (5) draws on and after the Closing Date and continuing through and including the Delayed Draw Term Loan Expiration Date, in an aggregate principal amount not to exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment.

3.2    Nature of Lenders’ Obligations with Respect to Term Loans and Delayed Draw Term Loans; Repayment Terms.
(a)    The obligations of each Lender to make Term Loans to the Borrower shall equal its Ratable Share of the requested Term Loan; provided that no Lender’s Term Loan to the Borrower shall exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date, and any portion of the Term Loan Commitment not drawn on the Closing Date shall automatically expire. The Term Loan Commitments are not revolving credit commitments, and any amount of the Term Loan repaid may not be reborrowed. The obligations of each Lender to make Delayed Draw Term Loans to the Borrower shall equal its Ratable Share of the requested Delayed Draw Term Loan; provided that no Lender’s aggregate Delayed Draw Term Loans to the Borrower shall exceed its Delayed Draw Term Loan Commitment. The failure of any Lender to make a Delayed Draw Term Loan shall not relieve any other Lender of its obligations to make a Delayed Draw Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Delayed Draw Term Loans hereunder after the Delayed Draw Term Loan Expiration Date, and any portion of the Delayed Draw Term Loan Commitment not drawn on or prior to the Delayed Draw Term Loan Expiration Date shall automatically expire. The Delayed Draw Term Loan Commitments are not revolving credit commitments, and any amount of the Delayed Draw Term Loan repaid may not be reborrowed.

(b)    The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Term Loans outstanding on the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2026, in an aggregate principal amount equal to 1.25% of the initial principal amount of the Term Loans made on the Closing Date (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3); provided, however, that the final principal repayment installment of the Term Loan shall be repaid on the Term Loan Maturity Date applicable to the Term

Loan and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on such date.

(c)    The Borrower shall repay to the Delayed Draw Term Loan Lenders on the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2026, in an aggregate principal amount equal to 1.25% of the initial principal amount of all prior advances made under the Delayed Draw Term Loan Facility pursuant to Section 3.1(b) at least one full Fiscal Quarter prior to such payment date (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3); provided, however, that the final principal repayment installment of the Delayed Draw Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date.

3.3    Delayed Draw Term Loan Commitment Fee. Accruing for each day from the date that is ninety (90) days after the Closing Date until the utilization or termination of all Delayed Draw Term Loan Commitments (and without regard to whether the conditions to making Delayed Draw Term Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Delayed Draw Term Loan Lender according to its Ratable Share, a nonrefundable commitment fee (the “Delayed Draw Term Loan Commitment Fee”) equal to the Applicable Margin applicable to the Delayed Draw Term Loan Commitment Fees for such day (computed on the basis of a year of 360 days) and actual days elapsed multiplied by the aggregate unused Delayed Draw Term Loan Commitments; provided that no Defaulting Lender shall be entitled to receive any Delayed Draw Term Loan Commitment Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Delayed Draw Term Loan Commitment Fees that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Delayed Draw Term Loan Commitment Fees shall be payable in arrears on each Payment Date.
3.4    Term Loan and Delayed Draw Term Loan Requests; Conversions and Renewals. Except as otherwise provided herein, the Borrower may (i) on the Closing Date, request the Lenders to make Term Loans, and (b) from time to time prior to the Delayed Draw Term Loan Expiration Date request the Lenders to make Delayed Draw Term Loans, or renew or convert the Interest Rate Option applicable to existing Term Loans or Delayed Draw Term Loans pursuant to Section 4.1, by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time,
(i)    three (3) Business Days prior to the proposed Borrowing Date (or, in the case of Term Loans to be made on the Closing Date, such shorter period approved by the Administrative Agent) with respect to (i) the making of Term Loans or Delayed Draw Term Loans to which the Term SOFR Rate Option applies or (ii) the conversion to or the renewal of the Term SOFR Rate Option for any Loans; or

(ii)    the same Business Day of the proposed Borrowing Date with respect to the making of a Term Loan or Delayed Draw Term Loan to which the Base Rate Option applies, or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, and in each case, a Loan Request, it being understood that the Administrative Agent may rely on the authority of any individual making a telephonic Loan Request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Interest Rate Option and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option; provided that any Loan Request for a borrowing of Delayed Draw Term Loans shall be in an amount not less than

$5,000,000 (or, if less, the remaining unused aggregate principal amount of the Delayed Draw Term Loan Commitments). In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.5    Making Term Loans and Delayed Draw Term Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 3.4, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loans as determined by the Administrative Agent in accordance with Section 3.2. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Loans to the Borrower in U.S. Dollars and immediately available funds by deposit into Borrower’s operating account prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 5.6(a).
ARTICLE 4
INTEREST RATES
4.1    Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option, Term SOFR Rate Option or Daily SOFR Option specified below applicable to the Revolving Credit Loans, the Term Loans, the Delayed Draw Term Loans or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches of Revolving Credit Loans, more than three (3) Borrowing Tranches of Term Loans or more than three (3) Borrowing Tranches of Delayed Draw Term Loans; provided, further that if an Event of Default or Potential Default exists and is continuing, then for so long as such Event of Default or Potential Default is continuing (i) at the option of the Required Lenders, (i) no outstanding Borrowing Tranche may be converted to, or continued as, a Term SOFR Rate Loan or Daily SOFR Loan and (ii) the Required Lenders may demand that (x) each Daily SOFR Loan be automatically converted to a Base Rate Loan immediately and (y) each Term SOFR Rate Loan be automatically converted to a Base Rate Loan immediately, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with any such conversion, or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Term SOFR Rate or Daily SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(a)    Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)    Revolving Credit Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(b)    Swingline Loan Interest Rate. The Swingline Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily SOFR plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily SOFR.

(c)    Term Loan and Delayed Draw Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans and Delayed Draw Term Loans:

(i)    Term Loan and Delayed Draw Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)    Term Loan and Delayed Draw Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.

(d)    Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2    Conforming Changes Relating to the Term SOFR Rate and Daily SOFR. With respect to the Term SOFR Rate and Daily SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
4.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
(a)    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) or Section 4.1, respectively, shall be increased by 2.0% per annum;

(b)    Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and

(c)    Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4    Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.
(a)    Unascertainable; Increased Costs. If at any time:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Term SOFR Rate or Daily SOFR, as applicable, cannot be determined pursuant to the definition thereof; or

(ii)    the Required Lenders determine that for any reason in connection with any request for a Term SOFR Rate Loan or a Daily SOFR Loan or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan during the applicable Interest Period or Daily SOFR does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4(c).

(b)    Illegality.  If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan or Daily SOFR Loan, or the determination or charging of interest rates based on the Term SOFR Rate or Daily SOFR, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.4(c).

(c)    Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4(a) above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Term SOFR Rate Loan or Daily SOFR Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods or Daily SOFR Loan) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  Upon a determination by Administrative Agent under Section 4.4(a), (i) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option or Daily SOFR Option and the Term SOFR Rate Option or Daily SOFR Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan, (ii) any outstanding affected Daily SOFR Loans will be deemed to have been converted into Base Rate Loans immediately, and (iii) any outstanding affected Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.  If any Lender notifies the Administrative Agent of a determination under Section 4.4(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10, as to any Loan of the Lender to which a Term SOFR Rate Option or Daily SOFR Option applies, on the date specified in such notice either convert such Loan to a Base Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan upon such specified date.

(d)    Benchmark Replacement Setting.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)    Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.
“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    [Reserved]

(2)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting.”

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily SOFR, as applicable, or, if no floor is specified, zero.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
4.5    Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.5 or Section 3.4, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans, Term Loans or Delayed Draw Term Loans as the case may be, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
ARTICLE 5
PAYMENTS; TAXES; YIELD MAINTENANCE
5.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans, Term Loans or Delayed Draw Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.
5.2    Voluntary Prepayments.
(a)    Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13 below, in Section 5.8 and Section 5.10). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans, Term Loans or Delayed

Draw Term Loans that bear interest at the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans, Term Loans or Delayed Draw Term Loans that bear interest at the Term SOFR Rate Option or Daily SOFR Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, setting forth the following information:

(i)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)    a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans, Delayed Draw Term Loans and Swingline Loans;

(iii)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies, the Loans to which the Term SOFR Rate Option applies, and Loans to which the Daily SOFR Option applies, as applicable; and

(iv)    the total principal amount of such prepayment, which shall not be less than (x) the lesser of (A) the Revolving Facility Usage or (B) $100,000, for any Swingline Loan or Revolving Credit Loan or (y) the lesser of (A) the outstanding Term Loan or Delayed Draw Term Loan, as applicable, or (B) $100,000, for any Term Loan or Delayed Draw Term Loan.

All prepayment notices shall be irrevocable, except that any notice of voluntary prepayment may state that such notice is conditional upon the consummation of a financing transaction, in which case such notice of prepayment may be revoked or delayed by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Term Loans in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant voluntary prepayment, on a pro rata basis to the remaining scheduled amortization payments thereof. All Delayed Draw Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Delayed Draw Term Loans in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant voluntary prepayment, on a pro rata basis to the remaining scheduled amortization payments thereof. Except as provided in Section 4.4(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans and then ratably to the Term Loans and Delayed Draw Term Loans; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Base Rate Loans, then to Daily SOFR Loans, then to Term SOFR Rate Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.
5.3    Mandatory Prepayments.
(a)    Asset Dispositions and Recovery Events. Only at such time that there exists an outstanding Term Loan or Delayed Draw Term Loan, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Asset Dispositions under Section 9.6(f) and Recovery Events within five (5) days of the receipt of such Net Cash Proceeds; provided that no such prepayment shall be required to the extent that the aggregate Net Cash Proceeds from such Asset Dispositions and Recovery Events does not exceed (i) with respect to any such Asset Disposition (or series of related Assets Dispositions; provided, that Asset Dispositions shall not be deemed part of a “series of related Asset Dispositions” solely because they involve the same type of asset or occur in a similar time frame), the greater of (A) $2,500,000 and (B) 3.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement

Period, (ii) with respect to any such Recovery Event, the greater of (A) $2,500,000 and (B) 2.5% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period, (iii) with respect to all such Asset Dispositions in any fiscal year, the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period, and (iv) with respect to all such Recovery Events in any fiscal year, the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period; provided, further, that so long as no Potential Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower (as notified by the Borrower to the Administrative Agent) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in operating assets or assets that are used or useful in the business, including Permitted Acquisitions (but specifically excluding current assets as classified by GAAP) within one hundred eighty (180) after the receipt of such Net Cash Proceeds (or, if contractually committed or subject to a signed letter of intent during such one hundred eighty (180) day period, within one hundred eighty (180) days after the end of such one hundred eighty (180) day period); provided, further, that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans.

(b)    Debt Issuance. Only at such time that there exists an outstanding Term Loan or Delayed Draw Term Loan, immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c)    Revolving Credit Commitments Exceeded. The Borrower shall, at any time Revolving Credit Loans exceed the Revolving Credit Commitments, prepay the Revolving Credit Loans necessary to reduce the sum of Revolving Credit Loans (and/or Swingline Loans and Cash Collateralized Letters of Credit) then outstanding to the amount to which the Revolving Credit Commitments are not so exceeded.

(d)    Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.3 shall be applied first to Base Rate Loans, then to Term SOFR Rate Loans. In accordance with Section 5.10, the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term SOFR Rate Option on any day other than the last day of the applicable Interest Period.

(e)    Application Among Term Loans and Delayed Draw Term Loans. Any prepayments made by the Borrower pursuant to this Section 5.3 (other than Section 5.3(c)) shall be applied to the principal balance of each of the Term Loans and Delayed Draw Term Loans, ratably, until the same shall have been paid in full, pro rata to the Lenders based on their Ratable Shares thereof, and applied to the remaining principal installments thereof (including the installment due on the Term Loan Maturity Date thereof) on a pro rata basis.

(f)    Application Among Revolving Loans. Any prepayments made by the Borrower pursuant to Section 5.3(c) shall be applied, first, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Loan Lender, second, to the principal balance of the Revolving Credit Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Credit Commitments and third, to Cash Collateralize the Letters of Credit in an amount in cash equal to the Letter of Credit Obligations of such date plus any accrued and unpaid fees thereon. The Revolving Credit Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses second through third above, unless an Event of Default has occurred and is continuing and the Required Lenders so request.

5.4    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) in the case of an event specified in Section 4.4, 5.13 or 5.8) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6.(e).
5.5    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)    the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.6    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, prior to 12:00 noon (Pittsburgh, Pennsylvania time) on the proposed Borrowing Date of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) or Section 3.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7    Interest Payment Dates. Interest on Loans to which the Base Rate Option or the Daily SOFR Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period and, if such Interest Period is longer than three (3) months, also at the end of each three month period during such Interest Period. Interest on mandatory prepayments of principal under Section 5.3 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.
5.8    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender, any Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based interest rate to add (or otherwise account for) such reserve percentage.
(b)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9    Taxes.
(a)    Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9(g)(ii)(1), 5.9(g)(ii)(2) and 5.9(g)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(1)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed originals of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation”

described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9(h)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 or Section 5.9, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(a)    payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not any such payment or prepayment is mandatory, voluntary or automatic and whether or not any such payment or prepayment is then due); or

(b)    attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or notice relating to prepayments under Section 5.2 or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or

(c)    any assignment of a Loan under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.13.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b). The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.
5.12    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 5.15(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the reasonable determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

5.13    Replacement of a Lender. If any Lender requests compensation under Section 5.8, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14, or if any

Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 or Section 5.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8;

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 5.8 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Law; and

(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
5.14    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8, or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 or Section 5.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
5.15    Defaulting Lenders.
(a)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 5.15(b)(iv), whereupon such Lender will cease to be a

Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.2(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 5.15(b)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(1)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12.

(3)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.12.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (a) is a corporation, partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) is duly qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such qualification necessary and the absence of such qualification could reasonably be expected to result in a Material Adverse Change, (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (e) is in compliance with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.15) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records (except for sales of assets in the ordinary course of business, and such defects in title or interests that could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change), free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
6.2    Loan Parties; Subsidiaries and Owners; Investment Companies. All of the Equity Interests in the Loan Parties outstanding have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, Schedule 6.2 states (a) the name of each Loan Party’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiaries, (b) the name of each holder of an equity interest in such Subsidiaries, the amount, percentage and type of such equity interest, and (c) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (a) or (b). Each Loan Party and each Subsidiary of a Loan Party has good and marketable title to all of the Equity Interests in its Subsidiaries that it purports to own, free and clear in each case of any Lien, other than Permitted Liens, and all such Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
6.3    Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
6.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (i) conflict with, constitute a default under or result in any breach of (A) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (B) any Law, Material Agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (ii) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Permitted Liens), except, in the case of clause (i)(B) above, for conflicts or defaults that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change. There is no default under any Material Agreement beyond applicable grace and cure periods on the part of any Loan Party or their Subsidiaries that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents except such as has been obtained or issued.
6.5    Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened in writing against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body that could reasonably be expected to result in a Material Adverse Change.
6.6    Financial Statements.
(a)    Historical Statements. The Borrower has delivered to the Administrative Agent copies of the audited consolidated year-end financial statements of the Parent and its Subsidiaries for and as of the end of the fiscal year ended December 31, 2025. In addition, the Borrower has delivered to the Administrative Agent copies of the unaudited consolidated interim financial statements of the Parent and its Subsidiaries for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2026 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(b)    Financial Projections. The Borrower has delivered to the Administrative Agent a summary of projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Parent and its Subsidiaries for the period from the Closing Date through December 31, 2031 derived from various assumptions of the Loan Parties’ management (the “Projections”). The Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such Projections are (i) as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and (iii) no assurance can be given that the Projections will be realized.

6.7    Accuracy of Financial Statements. Neither any Loan Party nor any Subsidiary of any Loan Party has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary of any Loan Party that reasonably could be expected to result in a Material Adverse Change. Since December 31, 2025, there have been no circumstances or events that have resulted in or could reasonably be expected to result in a Material Adverse Change.

6.8    Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.9    Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information furnished by or on behalf of the Loan Parties or any of their Subsidiaries, the Loan Parties only represent and warrant that such information is prepared in good faith based upon reasonable assumptions at the time of delivery. There is no fact known to any Loan Party that could reasonably be expected to result in a Material Adverse Change which has not been set forth in this Agreement, in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby, or in the Parent’s public filings with the Securities and Exchange Commission.
6.10    Taxes. Each Loan Party and each Subsidiary of each Loan Party have filed all federal, and all material state, local and other tax returns required to have been filed with respect to each Loan Party or Subsidiary, as applicable, and have paid or made payment or adequate provision for the payment of all material taxes, fees, assessments and other governmental charges which have become due from such Loan Party or Subsidiary, as applicable, pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.11    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by such Loan Party or Subsidiary, without known conflict with the rights of others that could reasonably be expected to result in a Material Adverse Change.
6.12    Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute and will continue to constitute first priority, perfected security interests, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over Liens in favor of the Administrative Agent pursuant to any applicable Law and (b) Liens perfected only by possession, to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

6.13    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.14    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Except as could not be reasonably expected to result in a Material Adverse Change, the Loan Parties and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in a Material Adverse Change.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (iii) no Loan Party nor any member of the ERISA Group has received notice pursuant to Section 4245 of ERISA that a Multiemployer Plan is insolvent; (iv) no event has occurred which, with the giving of notice under Section 4219 of ERSIA, would result in liability to the Loan Party or any member of the ERISA Group and (v) neither anu Loan Party nor any member of the ERISA Group has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA, in each case of clauses (i) through (v), that could reasonably be expected to result in a Material Adverse Change.

6.15    Environmental Matters. Except that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws.
6.16    Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, the Loan Parties, taken as a whole, are Solvent.
6.17    Sanctions; International Trade, Anti-Money Laundering and Anti-Corruptions Laws. No Covered Entity nor any of its directors, officers, or employees, nor, to the knowledge of any Loan Party, any agents or affiliates acting on behalf of any Covered Entity: (a) is a Sanctioned Person; (b) does business in or with, or derives any of its income, directly or indirectly, from any Sanctioned Person or any Sanctioned Jurisdiction; or (c) is in violation of, or is, directly or indirectly, taking any action that could cause any Covered Entity to be in violation of, applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. No Covered Entity nor any of its directors, officers, or employees, nor to the knowledge of any Loan Party, any agents or affiliates acting on behalf of any Covered Entity: (x) is in receipt of any notice or communication from any Compliance Authority that alleges, or otherwise pertains to, an actual or potential violation of any International Trade Laws, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws; or (y) is the target or subject of any investigation, or has received any request for information, involving any allegation relating to a violation of any International Trade Laws, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by an Official Body. Each Covered Entity has instituted, maintains, and enforces policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. There is no Covered Property pledged as Collateral.
6.18    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for the Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Loan Party acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.
6.19    Bonding Facility. The Loan Parties have provided to the Administrative Agent a true and correct copy of the Bonding Agreement. The Borrower and its Subsidiaries have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course of business. Each of the Bonding Agreements is in full force and effect and no Authorized Officer of any Loan Party has knowledge of any condition that would constitute an Event of Default under Section 10.1(l).
ARTICLE 7
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1    Initial Loans and Letters of Credit.
(a)    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)    A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) since the date of the last audited financial statements of the Parent delivered to the Administrative Agent, there has been no circumstances or events that have had or could reasonably be expected to result in a Material Adverse Change;

(ii)    A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iii)    This Agreement and each of the other Loan Documents duly executed by the parties thereto;

(iv)    Appropriate transfer powers and stock or other certificates evidencing the pledged Collateral (as applicable);

(v)    Written opinion(s) of counsel for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Administrative Agent;

(vi)    Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;

(vii)    A duly completed Compliance Certificate as of the last day of the fiscal quarter of Parent most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrower, together with reasonably detailed calculations attached thereto demonstrating that, after giving effect to the incurrence of Loans on the Closing Date on a Pro Forma Basis, the Borrower is in compliance with the financial covenants specified in Sections 9.12 and 9.13;

(viii)    Lien searches in acceptable scope and with acceptable results;

(ix)    the Statements and the Projections;

(x)    Certificate of Beneficial Ownership; USA PATRIOT Act Diligence. The Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(xi)    Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)    Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
7.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations, warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.6(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 8.11, (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof, (c) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (d) the Borrower shall have delivered to the

Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be and (e) if the Loan is a Delayed Draw Term Loan, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate appropriately completed and signed by an Authorized Officer of the Borrower (which may be included in the applicable Loan Request therefor) certifying that the Borrower is in compliance with the financial covenants specified in Sections 9.12 and 9.13, in each case as of the most recently completed Measurement Period on a Pro Forma Basis after giving effect to such Delayed Draw Term Loan. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 and this Section 7.2 have been satisfied on or prior to the date thereof.
ARTICLE 8
AFFIRMATIVE COVENANTS
Each Loan Party hereby covenants and agrees that until the Facility Termination Date, the Loan Party shall comply at all times with the following covenants:
8.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 4 (b) maintain all licenses, consents, permits, franchises, rights and qualifications necessary for the standard operation of its business, except where the maintenance thereof could not reasonably be expected to result in a Material Adverse Change, and (c) maintain and preserve all intellectual properties, including without limitation trademarks, trade names, patents, copyrights and other marks, registered and necessary for the standard operation of its business except where the maintenance thereof could not reasonably be expected to result in a Material Adverse Change.
8.2    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
8.3    Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary or acceptable to the Administrative Agent, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter upon the request of the Administrative Agent, an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time, as requested by the Administrative Agent, a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements naming the Administrative Agent as additional insured or lender loss payee, as the case may be, and providing the Administrative Agent with 30 days’ notice of cancellation of alteration (or 10 days’ notice for cancellation due to nonpayment of premium) in form acceptable to the Administrative Agent in its discretion.
8.4    Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.
8.5    Inspection Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection and (ii) any such visit and inspection shall be at the expense of the Borrower only once per year except when an Event of Default has occurred and is continuing.
8.6    Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Loan Parties and their Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties or any Subsidiary of any Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.7    Compliance with Laws and Material Agreements; Use of Proceeds.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief that in the aggregate could not reasonably be expected to result in a Material Adverse Change.

(b)    Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Material Agreements, except to the extent that such noncompliance could not reasonably be expected to result in a Material Adverse Change.

(c)    The Loan Parties will use the proceeds of (i) the Term Loan Facility to (A) refinance certain outstanding Indebtedness of the Borrower and its Subsidiaries on the Closing Date, (B) to pay fees and expenses incurred in connection with transactions on the Closing Date, in each case, not in contravention of the terms of the Loan Documents and (C) for other lawful corporate purposes not in contravention of the terms of the Loan Documents and (ii) the Revolving Credit Facility and the Delayed Draw Term Loan Facility for working capital, Capital Expenditures, Permitted Acquisitions, related transaction expenses and earnout payments, other Investments permitted by Section 9.3, and other lawful corporate purposes not in contravention of the terms of the Loan Documents.

8.8    Additional Subsidiaries; Further Assurances. Each Loan Party shall:
(a)    Additional Domestic Subsidiaries. Promptly after the creation or acquisition of any Domestic Subsidiary, other than any Excluded Subsidiary (and, in any event, within sixty (60) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), cause such Domestic Subsidiary to (i) become a Guarantor and grant a security interest in all personal property of such Domestic Subsidiary (subject to the exceptions specified in the Collateral

Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed Guaranty Joinder or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Domestic Subsidiary, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)    Additional Foreign Subsidiaries. Notify the Administrative Agent promptly (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), after any Person becomes a direct Foreign Subsidiary of the Borrower or a Guarantor (a “First Tier Foreign Subsidiary”), and at the request of the Administrative Agent, promptly thereafter (and, in any event, within thirty (30) days after such request, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Loan Party to deliver to the Administrative Agent Collateral Documents pledging sixty five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such applicable Loan Party to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 7.1 as may be reasonably requested by the Administrative Agent, (iii) such applicable Loan Party to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such applicable Loan Party to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)    Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions specified in Section 8.8(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.8(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(d)    Exclusions. The provisions of this Section 8.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

(e)    Further Assurances. At its expense, faithfully preserve and protect the Administrative Agent’s Lien on the Collateral and all other property of the Loan Parties (other than Excluded Property) whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.9    Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws. Each Loan Party shall: (a) in the event that any Collateral becomes Covered Property, promptly notify the Administrative Agent and provide to the Administrative Agent additional Collateral that is not Covered Property of at least equal value to the Collateral that became Covered Property, except to the extent prohibited by applicable Law; and (b) comply with applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and maintain and enforce policies and procedures reasonably designed to ensure compliance with all applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws by each Covered Entity, each Covered Entity’s directors and officers, and any employee, agent or affiliate acting on behalf of each Covered Entity in connection with this Agreement.
8.10    Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.10 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.10 constitute, and this Section 8.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.
8.11    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
(a)    Quarterly Financial Statements. As soon as available and in any event within fifty (50) calendar days after the end of each of the first three fiscal quarters in each fiscal year, commencing with the fiscal quarter ending September 30, 2026, financial statements of the Parent and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of notes), consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (all of which may be provided by means of delivery of the applicable SEC Form 10-Q, which will be deemed delivered upon filing thereof or by posting such information on the Borrower’s website with written notice of such posting to the Administrative Agent).

(b)    Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent (or such longer time to the extent that after the Closing Date, the deadline that the Securities and Exchange Commission requires public filing of such audited financial statements is later than such date), commencing with the fiscal year ending December 31, 2026, financial statements of the Parent and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP consistently applied and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited and reported on by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent (it being understood that Crowe LLP accounting firm is satisfactory to the Administrative Agent as of the Closing Date and all of which may be provided by means of delivery of the applicable SEC Form 10-K, which will be deemed delivered upon filing thereof, or posting such information on the Borrower’s website with written notice of such posting to the Administrative Agent). The opinion of accountants with respect to such financial statements shall be prepared in accordance with reasonably acceptable auditing standards and shall be free of any qualification (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), including without limitation as to the scope of such audit or status as a “going concern” of the Parent or any Subsidiary. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Parent, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default in respect of the financial covenants specified in Sections 9.12 and 9.13 or, if they are aware of such condition or event, stating the nature thereof.

8.12    Certificates; Notices; Additional Information. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
(a)    Certificate of the Borrower. Concurrently with the financial statements of the Parent furnished to the Administrative Agent and to the Lenders pursuant to Section 8.11(a) and Section 8.11(b), a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit J.

(b)    Default. Promptly after any officer of any Loan Party obtains knowledge of the occurrence of an Event of Default (and in any event within in two (2) Business Days), a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

(c)    Material Adverse Change. Promptly (and in any event within in three (3) Business Days) after any officer of any Loan Party has learned of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Change, written notice thereof accompanied by a statement of an Authorized Officer of the Borrower or the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

(d)    Erroneous Financial Information; Change in Accounting. (i) Promptly (and in any event within three (3) Business Days) in the event that the Loan Parties or their accountants conclude or advise that material information contained in any previously issued financial statement, audit report or interim review was not correct in all material respects as of the time it was issued such that the applicable financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto and (ii) promptly notice in writing of any material change in accounting policies or financial reporting practice by any Loan Party or any Subsidiary thereof.

(e)    ERISA Event. Promptly (and in any event within three (3) Business Days) upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

(f)    Litigation, Etc. Promptly and in any event within three (3) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Change;

(g)    Other Reports. Promptly upon their becoming available to the Borrower:

(i)    Annual Budget. The annual budget and any forecasts or projections of the Loan Parties and their Subsidiaries, to be supplied not later than thirty (30) days after the end of each fiscal year; and

(ii)    Management Letters. Any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit.

(iii)    WIP Reports. Concurrently with the financial statements of the Parent furnished to the Administrative Agent and to the Lenders pursuant to Section 8.11(a), a work in progress report for the Loan Parties and their Subsidiaries, in form substantially similar to the work in progress report delivered to the Administrative Agent prior to the Closing Date.

(h)    Bonded Contracts. Within thirty (30) days after the last day of each calendar month, a report detailing the issuance of each Bonded Contract in the prior month, including a description of the specific job for which such Bonded Contract is issued, the amount of such Bonded Contract and the Loan Party or Person to whom such Bonded Contract is issued.

(i)    Other Information. Such other reports and information as the Administrative Agent or the Required Lenders may from time to time reasonably request.

8.13    Certificate of Beneficial Ownership and Other Additional Information. Each of the Loan Parties shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
8.14    Depository Banks. Within one hundred and eighty (180) days of the Closing Date (or such later date as the Administrative Agent may agree in its discretion), except for Excluded Deposit Accounts, the Loan Parties and their Subsidiaries shall establish and maintain at all times thereafter PNC as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their business.

8.15    Surety Intercreditor Agreement. In the event that the bonded backlog under Bonded Contracts exceeds $250,000,000 in the aggregate at any time, the Administrative Agent may reasonably request that the Loan Parties use commercially reasonable efforts to enter into, and to cause the Bonding Company to enter into, a Surety Intercreditor Agreement.
8.16    Post-Closing Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, execute and deliver the documents and complete the following actions, in each case (i) in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable and (ii) within the time limits specified below (or within such extended time limits as agreed to by the Administrative Agent in its reasonable discretion):
(a)    Insurance Endorsements. Within thirty (30) days after the Closing Date, each Loan Party shall deliver additional insured and lender loss payable special endorsements, as applicable, with respect to the insurance policies required to be maintained under this agreement, naming the Administrative Agent as additional insured and lender loss payee.

(b)    UCC-3 Terminations. On or prior to the date that is sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), cause UCC-1 Financing Statement No. 2025 3623623 field with the Delaware Secretary of State and listing Limbach Company LLC a secured party to be terminated (or all Loan Parties to be removed as debtors thereunder).

ARTICLE 9
NEGATIVE COVENANTS
Each Loan Party hereby covenants and agrees that until the Facility Termination Date, the Loan Party will not, and will not permit any of its Subsidiaries to:
9.1    Indebtedness. At any time create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness existing as of the Closing Date and set forth on Schedule 9.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 9.1);

(c)    Indebtedness of a Loan Party or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, further, that the aggregate principal amount of such Indebtedness at any time outstanding does not exceed the greater of (i) $50,000,000 and (ii) 50.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period;

(d)    Indebtedness of (i) a Loan Party to another Loan Party, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) of any Loan Party to a Subsidiary that is not a Loan Party so long as such Indebtedness under this clause (iii) is subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(e)    Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) other Interest Rate Hedge or Foreign Currency Hedge or (iv) Indebtedness under any Other Lender Provided Financial Services Product, in each case, entered into in the ordinary course of business; provided however, the Loan Parties shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes; and

(f)    Indebtedness of any Target acquired after the Closing Date in a Permitted Acquisition to the extent such Indebtedness is existing at the time of such Permitted Acquisition; provided, that, (i) such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition and (ii) the aggregate amount of such Indebtedness at any time outstanding shall not exceed the greater of (A) $10,000,000 and (B) 12.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period;

(g)    Permitted Seller Debt;

(h)    intercompany Indebtedness permitted by Section 9.3 (other than by reference to this Section 9.1 (or any clause hereof));

(i)    Indebtedness in an aggregate principal amount not to exceed $6,950,000 in respect of the Existing Letters of Credit;

(j)    Indebtedness arising from the endorsement of instruments for collection in the ordinary course of business;

(k)    Indebtedness incurred under the Bonding Agreements;

(l)    Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) the terms of such transactions and the Loan Parties thereto have been approved by the Administrative Agent in its reasonable discretion and (ii) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $500,000;

(m)    Indebtedness in respect of netting services, overdraft protection and other like services, in each case, incurred in the ordinary course of business;

(n)    Indebtedness owing to insurance carriers to finance insurance premiums of any Loan Party in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Loan Party;

(o)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(p)    Guaranties with respect to any Indebtedness permitted pursuant to this Section 9.1 (other than Indebtedness permitted under clause (f) hereof);

(q)    other unsecured convertible Indebtedness; provided that (i) after giving effect to such Indebtedness on a Pro Forma Basis, the Borrower is in compliance with the financial covenants specified in Sections 9.12 and 9.13 as of the most recently completed Measurement Period, (ii) no Potential Default or Event of Default has occurred or would result from the incurrence of such Indebtedness and the use of proceeds thereof, and (iii) such Indebtedness is at all times subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent (and if guaranteed by any Loan Party such Guaranty is also subordinated); and

(r)    other unsecured Indebtedness, in addition to the Indebtedness described above, in an aggregate principal amount not to exceed at any one time outstanding the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period.

9.2    Liens. At any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
9.3    Loans and Investments. At any time make or suffer to remain outstanding any Investment, except:
(a)    trade credit extended on usual and customary terms in the ordinary course of business;

(b)    loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business; provided that the aggregate outstanding amount of all such loans and advances permitted by this clause (b) shall not exceed the greater of (A) $1,500,000 and (B) 1.75% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period, in the aggregate at any one time;

(c)    Permitted Investments;

(d)    (i) loans, advances and other Investments existing on the Closing Date in the Loan Parties and their Subsidiaries existing on the Closing Date, and (ii) (A) loans, advances and other Investments in Loan Parties (other than Holdings and Parent), and (B) loans, advances and other Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)    Investments (including debt obligations) (i) received in connection with the bankruptcy or reorganization of suppliers and customers and (ii) in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)    Permitted Acquisitions;

(g)    workers compensation deposits, payment of any premiums on insurance policies, if any, and other deposits made in the ordinary course of any Loan Party’s business;

(h)    Investments in Joint Ventures not to exceed the sum of (i) the greater of (A) $2,500,000 and (B) 3.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period minus (ii) the amount of Investments made in reliance on Section 9.3(j)(ii), in the aggregate at any one time, so long as (A) unless the grant thereof is precluded by the applicable contractual provisions governing such Joint Venture, the Administrative Agent possesses a valid, perfected Lien on the applicable Loan Party’s interests in such Joint Venture, (B) any Indebtedness for borrowed money at any time Guaranteed by any Loan Party on or after the date of such Investment is permitted by Section 9.1 and no such Indebtedness is secured by Liens on any property or assets of a Loan Party, (C) the Borrower provides the Administrative Agent with reasonable notice of all Investments to be made in Joint Ventures and provides any documents relating thereto reasonably requested by the Administrative Agent, (D) both before and after giving effect to any such Investment, no Event of Default shall exist and be continuing and (E) the Joint Venture is located in the United States and not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially related, incidental or ancillary thereto;

(i)    Investments in Special Purpose Joint Ventures, limited to capital contributions not to exceed the greater of (A) $1,000,000 and (B) 1.25% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period, in the aggregate at any one time outstanding;

(j)    other Investments in addition to those otherwise permitted by this Section 9.3 in an amount not to exceed greater of (A) $2,500,000 and (B) 3.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period;

(k)    Investments in cash and Cash Equivalents; and

(l)    other Investments existing on the Closing Date and set forth on Schedule 9.3 hereto.

9.4    Dividends and Related Distributions; Permitted Seller Debt Payments.
(a)    Make or pay, or agree to become or remain liable to make or pay, any Restricted Payment, except:
(i)    dividends or other distributions payable to another Loan Party;

(ii)    any repurchase, retirement or other acquisition or deemed acquisition of Equity Interests of Parent in connection with any exercise of stock options or the vesting or settlement of any equity awards to the extent such Equity Interests represent a portion of the exercise price of such options or withholding taxes payable upon such exercise, vesting or settlement;

(iii)    Restricted Payments consisting of redemptions of Equity Interests of Parent (including, for the avoidance of doubt, Equity Interests of Parent held by present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) of Parent) in an aggregate amount not to exceed the greater of $7,500,000 and (B) 9.0% of Consolidated EBITDA in any fiscal year, so long as no Potential Default or Event of Default has occurred or would result from such Restricted Payment; and

(iv)    other Restricted Payments so long as (i) no Potential Default or Event of Default then exists or arises therefrom, and (ii) after giving effect thereto on a Pro Forma Basis, the Borrower is in compliance with the financial covenants specified in Sections 9.12 and 9.13, in each case as of the most recently completed Measurement Period after giving effect to such Restricted Payment on a Pro Forma Basis.

(b)    Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Permitted Seller Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Seller Debt, except for so long as (i) no Potential

Default or Event of Default then exists or arises therefrom, and (ii) after giving effect thereto on a Pro Forma Basis, the Borrower is in compliance with the financial covenants specified in Sections 9.12 and 9.13, in each case as of the most recently completed Measurement Period after giving effect to such Restricted Payment on a Pro Forma Basis.

9.5    Liquidations, Mergers, Consolidations, Acquisitions. Dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person (other than pursuant to a Permitted Acquisition), or consummate an LLC Division; provided that any Loan Party other than the Parent, Holdings or Borrower may consolidate or merge into, or liquidate into, another Loan Party; and provided further that the Borrower may make Permitted Acquisitions.
9.6    Dispositions of Assets or Subsidiaries. Make any Asset Disposition, except:
(a)    transactions involving the sale and lease of inventory in the ordinary course of business;

(b)    any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(c)    any sale, transfer or lease of assets in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(d)    any Permitted Sale and Leaseback Transaction; provided that (i) such sale, transfer or other disposition shall be for fair market value as reasonably determined by the Borrower in good faith and (ii) the applicable Loan Party or Subsidiary of a Loan Party shall receive concurrently therewith not less than seventy-five percent (75%) of the consideration therefor in the form of cash or Cash Equivalents;

(e)    dispositions of non-core/duplicative assets acquired in connection with a Permitted Acquisition; provided that (i) no Potential Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such assets do not represent more than 25% of the aggregate consideration of the applicable Permitted Acquisition (as reasonably determined by the Borrower); and (iii) such dispositions are made within twelve (12) months of the consummation of the applicable Permitted Acquisition;

(f)    other Asset Dispositions for fair market value; provided that (i) the Net Cash Proceeds are applied in accordance with (and as required by) the provisions of Section 5.3(a), (ii) no Potential Default or Event of Default has occurred and is continuing or would result therefrom, (iii) the applicable Loan Party or Subsidiary of a Loan Party shall receive concurrently therewith not less than seventy-five percent (75%) of the consideration therefor in the form of cash or Cash Equivalents and (iv) the aggregate amount of all such Asset Dispositions in any fiscal year shall not exceed the greater of (A) $7,000,000 and (B) 8.50% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period; and

(g)    the sale of vehicles in the ordinary course of business that are owned by the Loan Parties.

9.7    Affiliate Transactions. Enter into or carry out any transaction with any Affiliate of any Loan Party (other than Wholly-owned Subsidiaries that are Loan Parties) (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement and is entered into upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.
9.8    Subsidiaries, Partnerships and Joint Ventures. Own or create directly or indirectly any Subsidiaries or Joint Ventures other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) Excluded Subsidiaries; (iii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent items required by Section 8.8; and (iv) Joint Ventures and Special Purpose Joint Ventures entered into in compliance with Section 9.3.
9.9    Continuation of or Change in Business. Engage in any business other than substantially as conducted and operated by such Loan Party or Subsidiary as of the Closing Date and businesses substantially related, incidental, ancillary or complementary thereto.
9.10    Fiscal Year. Change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or make any material change in its accounting treatment or reporting practices (except as required by GAAP).
9.11    Changes to Material Documents.
(a)    Amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner materially adverse to the Lenders.

(b)    Without providing ten (10) days prior written notice to the Administrative Agent (or such shorter notice as the Administrative Agent shall agree to accept in its sole discretion), change its name, state of organization, form of organization or principal place of business; provided that this Section 9.11(b) shall not apply to any Subsidiary that is not a Loan Party.

(c)    Amend or permit any amendment to, or terminate or waive any provision of, any Material Agreement unless such amendment, termination or waiver could not reasonably be expected to result in a Material Adverse Change.

9.12    Maximum Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, commencing with the fiscal quarter ending September 30, 2026, to exceed 3.00 to 1.00; provided that if the Borrower or any Loan Party consummates a Permitted Acquisition with a total purchase price greater than $25,000,000 (a “Material Permitted Acquisition”) during the fiscal quarter then most recently ended, the then applicable maximum Consolidated Net Leverage Ratio permitted under this Section 9.12 shall be automatically increased to 3.50 to 1.00, for the fiscal quarter in which such Material Permitted Acquisition is consummated and for each of the subsequent three (3) fiscal quarters (any such period, the “Adjustment Period”); provided, further, that, following the expiration of the first Adjustment Period, the maximum Consolidated Net Leverage Ratio cannot be subsequently increased again as a result of a subsequent Material Permitted Acquisition (and a subsequent Adjustment Period cannot commence) until the Borrower has delivered a quarterly Compliance Certificate evidencing that it was in compliance with the maximum Consolidated Net Leverage Ratio as set forth in this Section 9.12 after the decrease in such maximum Consolidated Net Leverage Ratio following the expiration of such Adjustment Period.

9.13    Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, commencing with the fiscal quarter ending September 30, 2026, to be less than 1.15 to 1.00.
9.14    Limitation on Negative Pledges and Restrictive Agreements. Enter into, or permit to exist, any contractual obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make dividends or distribution to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired (except, in the case of clause (a)(v) only, for any document or instrument governing any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or Permitted Liens associated with the obligations of non-Loan Party Subsidiaries, customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries) or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.
9.15    Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws. Do any of the following, nor permit any of such Loan Party’s directors, officers or employees, or, to such Loan Party’s knowledge, any agents or affiliates acting on its behalf in connection with this Agreement, to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Administrative Agent, any Arranger, Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.
9.16    Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, except for any Permitted Sale and Leaseback Transaction.
ARTICLE 10
DEFAULT
10.1    Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a)    Payments Under Loan Documents. The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation on the date on which such principal becomes due in accordance with the terms hereof or thereof or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days of the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)    Breach of Warranty. Any representation or warranty made at any time (or deemed to be made at any time) by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished; or

(c)    Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1, Section 8.5, Section 8.7, Section 8.8, Section 8.9, Section 8.11, Section 8.12 or Article 9; or

(d)    Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower and (ii) any Loan Party becoming aware thereof; or

(e)    Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; or

(f)    Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry; or

(g)    Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(h)    Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $5,000,000 or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such outcome within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

(i)    Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result liability of any Loan Party of any member of the ERISA Group that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or any Loan Party or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which failure would reasonably be expected to result liability of any Loan Party or any member of the ERISA Group that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

(l)    With respect to the Bonding Agreements:

(i)    the Bonding Company for any reason ceases to issue bonds, undertakings or instruments of guaranty and such cessation could reasonably be expected to result in a Material Adverse Change and the Borrower and its Subsidiaries shall fail to cause another Person reasonably acceptable to the Administrative Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrower and its Subsidiaries or if such Person shall have entered into a Surety Intercreditor Agreement) to issue bonds, undertakings or instruments of guaranty pursuant to a Required Bonding Facility within sixty (60) days of the date that the Bonding Company ceased to issue bonds, undertakings or instruments of guaranty; or

(ii)    the Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement and (x) such failure continues unremedied for a period of five (5) Business Days and (y) if the effect of such failure to pay, default or breach is to cause the Bonding Company to take possession of the work under any of the bonded contracts of the Borrower or any of its Subsidiaries and the value of the contract or project that has been taken over by the Bonding Company exceeds the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period (as determined by the Administrative Agent in its reasonable judgment); or

(iii)    the Borrower or any Subsidiary breaches or defaults with respect to any term under any of the bonded contracts of the Borrower or such Subsidiary, if the effect of such default or breach is to cause the Bonding Company to take possession of the work under such bonded contract and the value of the contract or project that has been taken over by the Bonding Company exceeds the greater of (A) $5,000,000 and (B) 6.0% of Consolidated EBITDA (on a Pro Forma Basis) for the most recently completed Measurement Period (as determined by the Administrative Agent in its reasonable judgment).

10.2    Consequences of Event of Default.
(a)    Generally. If any Event of Default specified under Section 10.1 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, take any or all of the following actions:

(i)    declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)    require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(iv)    exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender; provided, further, that the Administrative Agent shall provide the Borrower prompt notice (and in any event, within three (3) Business Days thereof) of any action taken pursuant to this Section 10.2(a).
(b)    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.5 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c)    Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 10.2 for the benefit of all the Lenders and the Issuing Lender and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.2(b) (subject to the terms of Section 5.5), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 10.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.3    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 10.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 5.15 and 10.2(a)(iii) be applied as follows:
(a)    First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

(d)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(e)    Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.
Notwithstanding anything to the contrary in this Section 10.3, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 10.3.
In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank (unless such Cash Management Bank or Hedge Bank is the Administrative Agent), as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 hereof for itself and its Affiliates as if a “Lender” party hereto.
10.4    Equity Cure.
(a)    Notwithstanding anything to the contrary contained in Section 10.1(c) above, in the event that the Loan Parties fail (or, but for the operation of this Section 10.4, would fail) to comply with the requirements of Section 9.12 or Section 9.13 (each a “Financial Covenant” and collectively, the “Financial Covenants”) as of the last day of any fiscal quarter (“Measurement Date”), then from such Measurement Date until the expiration of the 10th Business Day after the date the Compliance Certificate calculating such Financial Covenants is required to be delivered pursuant to Section 8.12(a) (the “Cure Expiration Date”), the Parent shall have the right to issue Qualified Equity Interests for cash (or otherwise receive cash contributions to capital in respect of Qualified Equity Interests) (the “Cure Right”), and upon the Parent’s receipt of such cash pursuant to the exercise of the Cure Right (the “Cure Amount”) and the contribution of such cash to the Borrower, the Financial Covenants shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to the fiscal quarter ended on such Measurement Date and any Measurement Period that includes such fiscal quarter (it being understood and agreed that the Cure Amount shall be excluded from cash netting for all purposes of calculating any ratio hereunder for any Measurement Period in which Consolidated EBITDA is deemed to be increased by the Cure Amount) solely for the purpose of determining compliance with the Financial Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount. If, after giving effect to the adjustments in this Section 10.4, the Loan Parties shall then be in compliance with the requirements of the Financial Covenants, the Loan Parties shall be deemed to have satisfied the requirements of the Financial Covenants as of the Measurement Date with the same effect as if the Loan Parties had been in compliance with such Financial Covenant at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) notice of the Parent’s intent to exercise a Cure Right shall be delivered no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter pursuant to Section 8.12(a), (ii) a Cure Right may not be exercised more than three (3) times during the term of this Agreement, (iii) a Cure Right may not be exercised in consecutive quarters, (iv) in each period of four (4) consecutive fiscal quarters there shall be at least two (2) fiscal quarters in which a Cure Right is not exercised, (v) for purposes of this Section 10.4, the Cure Amount may not be greater than the amount required to comply with the Financial Covenants, and (vi) all Cure Amounts will be disregarded for purposes of the calculation of Consolidated EBITDA and the Financial Covenants for all other purposes, including calculating basket levels, pricing, grower baskets and other items governed by reference to Consolidated EBITDA or a Financial Covenant.

(c)    Notwithstanding anything to the contrary contained in Section 10.2, unless the Administrative Agent has received a written notice from the Borrower of its intent not to exercise the Cure Right prior to the Cure Expiration Date, the Administrative Agent and the Lenders shall not exercise any rights or remedies based on the failure to comply with the Financial Covenants until the Cure Expiration Date has passed and such Event of Default has not been cured or waived.

ARTICLE 11
THE ADMINISTRATIVE AGENT
11.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
11.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. If the Administrative Agent resigns, Administrative Agent shall reimburse Borrower for a pro-rata portion of the agency fees paid to Administrative Agent at closing.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the approval of the Borrower (so long as no Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.
11.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

11.9    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of the Fee Letter.
11.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.8(b) and 12.3) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3.
11.11    Collateral and Guaranty Matters.
(a)    Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Facility Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (i) of the definition of “Permitted Liens” and

(iii)    to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.11.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.12    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law, or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11.13    Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
11.14    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such

Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.15    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

(c)    Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.16    Intercreditor Agreements. Each Lender authorizes and instructs the Administrative Agent to enter into any Surety Intercreditor Agreement and any other intercreditor agreement specifically contemplated hereby, and agrees to take all actions and execute all documents required in connection with such Surety Intercreditor Agreement (or other intercreditor agreement) and to be bound by and take no actions contrary to such Surety Intercreditor Agreement (or other intercreditor agreement).
ARTICLE 12
MISCELLANEOUS

12.1    Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 2.9), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
(a)    Increase of Commitment. Increase the amount of the Revolving Credit Commitment, Term Loan Commitment or Delayed Draw Term Loan Commitment of any Lender hereunder without the consent of such Lender;

(b)    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fees or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fees or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));

(c)    Release of Collateral or Guarantor. Except for sales of assets permitted by Section 9.6, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders); or

(d)    Subordination. (x) Subordinate, or have the effect of subordinating, the Liens in favor of the Administrative Agent or (y) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case of clauses (x) and (y), without the written consent of each Lender, except in the case of any “debtor in-possession” facility.

(e)    Miscellaneous. Amend Section 5.4, Section 11.3, Section 5.5, Section 10.3 or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1(a) through (e) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Credit Commitment, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(A) to reflect such change, whereupon such revised Schedule 1.1(A) shall replace the old Schedule 1.1(A) and become part of this Agreement.
12.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
12.3    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees and expenses (including a reasonably detailed invoice with respect to attorney’s fees) of one primary counsel for the Administrative Agent (and, if deemed reasonably necessary to the Administrative Agent, of one local counsel in each applicable jurisdiction and one special counsel for each applicable specialty) (and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel for each similarly situated affected group)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable and documented fees, charges and disbursements (including a reasonably detailed invoice with respect to attorney’s fees) of one primary counsel for the Administrative Agent and the Lenders (and, if deemed reasonably necessary to the Administrative Agent or any Lender, of one local counsel in each applicable jurisdiction and one special counsel for each applicable specialty ) (and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel for each similarly situated affected group)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages (including intraparty claims), liabilities and related expenses (including the reasonable and documented fees, charges and disbursements (including a reasonably detailed invoice with respect to attorney’s fees) of one primary counsel to the Indemnitees taken as a whole, and, solely in the case of an actual or perceived conflict of interest, of one primary additional counsel to each affected Indemnitee (and, if deemed reasonably necessary to the Administrative Agent, of one local counsel in any relevant material jurisdiction and one special counsel for each applicable specialty, in each case, to all such Indemnitees, taken as a whole and, solely in the case of any such actual or perceived conflict of interest, one additional local counsel and one additional local counsel to each affected Indemnitee, in each such relevant material jurisdiction or specialty, as applicable)) and reasonable and documented settlement costs, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party, or any affiliate of any such party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely between or among Indemnitees (other than a proceeding that is brought by an Indemnitee against the Administrative Agent or a Lead Arranger arising directly from the performance of its express duties as the Administrative Agent or a Lead Arranger under (1) this Agreement (2) the Fee Letter or (3) the other Loan Documents) that does not involve any act or omission of the Borrower or any its Affiliates). This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent),the Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each of the parties hereto agree that (i) none of the Administrative Agent, the Lenders or their respective affiliates and respective officers, directors, employees, advisors, and agents and (ii) none of the Borrower, its affiliates and its and their respective officers, directors, employees, advisors and agents shall not assert, and hereby waives, any claim against any such parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 12.3(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 12.3(b) above, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.. No Indemnitee referred to in Section 12.3(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)    Payments. All amounts due under this Section 12.3 shall be payable not later than ten (10) days after demand therefor.

(f)    Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

12.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Loans under the Revolving Credit Facility shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day and the Loans under the Term Loan Facility and the Delayed Draw Term Loan Facility shall be due on the Business Day preceding the Term Loan Maturity Date if the Term Loan Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.5    Notices; Effectiveness; Electronic Communication
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)    if to the Borrower or any other Loan Party, to it at the address set forth on Schedule 1.1(A);

(ii)    if to the Administrative Agent, to PNC Bank, National Association at the address set forth on Schedule 1.1(A);

(iii)    if to PNC Bank, National Association in its capacity as Issuing Lender, to it at the address set forth on Schedule 1.1(A), and if to any other Issuing Lender, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Lender hereunder;

(iv)    if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 or Article 3 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
12.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Section 5 and Section 12.3, shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.
12.8    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(1)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph 12.8(b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)    in any case not described in clause 12.8(b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, or $5,000,000, in the case of the Term Loan Commitment and Term Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned ,except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph 12.8(b)(i)(2) of this Section and, in addition:

(1)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(2)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan Facility or the Delayed Draw Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(3)    the consent of the Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)    Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 5.8, and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1(a) through 12.1(e)) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4, 5.8, 5.9 and 5.10 (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) (it being understood that the documentation required under Section 5.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 as if it were an assignee under to paragraph (b) of this Section 12.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 or 5.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.13 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.2(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each

Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)    Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

12.9    Confidentiality.
(a)    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, the Lenders and the Issuing Lender agree, to the extent legally permissible and reasonably practicable, inform the Borrower promptly (and, where practicable, in advance thereof); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this

Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may provide market data collectors, such as league table or other service providers to the lending industry, information regarding the closing date, facility size, type, general purpose of, and parties to, this Agreement.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Loan Documents relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, equity capital, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a).

12.10    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject, as applicable, to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(b)    Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE

BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12    Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
12.13    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion powers of the applicable Resolution Authority.

12.14    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information may include the name, address, tax identification number of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

12.15    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity/Bank/FSI that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 12.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity/Bank/FSI” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
BORROWER:                    LIMBACH FACILITY SERVICES LLC,
a Delaware limited liability company
By:    /s/ Daniel J. Murtha
Name: Daniel J. Murtha
Title: Authorized Signatory
GUARANTORS:                LIMBACH HOLDINGS, INC.,
a Delaware corporation
LIMBACH HOLDINGS LLC,
a Delaware limited liability company
LIMBACH COMPANY LLC,
a Delaware limited liability company
HARPER LIMBACH LLC,
a Delaware limited liability company
HARPER LIMBACH CONSTRUCTION LLC,
a Delaware limited liability company
JAKE MARSHALL, LLC,
a Tennessee limited liability company
COATING SOLUTIONS, LLC,
a Tennessee limited liability company
INDUSTRIAL AIR, LLC,
a North Carolina limited liability company
LIMBACH FACILITY & PROJECT
SOLUTIONS LLC,
a Delaware limited liability company
KENT ISLAND MECHANICAL, LLC,
a Delaware limited liability company
CONSOLIDATED MECHANICAL, LLC,
a Kentucky limited liability company
PIONEER POWER, LLC,
a Delaware limited liability company
CYMCOR, LLC,
a Delaware limited liability company
1901 LLC,
a Delaware limited liability company
By:    /s/ Daniel J. Murtha
Name: Daniel J. Murtha
Title: Authorized Signatory
CREDIT AGREEMENT
LIMBACH FACILITY SERVICES LLC (2026)

ADMINISTRATIVE AGENT:            PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:    /s/ Cedrick Posey
Name: Cedrick Posey
Title: Vice President, Corporate Banking
CREDIT AGREEMENT
LIMBACH FACILITY SERVICES LLC (2026)

LENDERS:                    PNC BANK, NATIONAL ASSOCIATION,
as Swingline Loan Lender, Issuing Lender and a Lender
By:    /s/ Cedrick Posey
Name: Cedrick Posey
Title: Vice President, Corporate Banking

CREDIT AGREEMENT
LIMBACH FACILITY SERVICES LLC (2026)

FLAGSTAR BANK, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Marcus Baker
Name: Marcus Baker
Title: VP Credit Products Specialist II

BMO BANK NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Michael Gift
Name: Michael Gift
Title: Managing Director

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender
By:    /s/ Paul Wargo
Name: Paul Wargo
Title: S.V.P. Commercial Lending

TRUSTMARK BANK,
as a Lender
By:    /s/ James R. Pryor
Name: James R. Pryor
Title: Senior Vice President

SCHEDULE 1.1(A)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part I – Commitments of Lenders

Lender	Revolving Credit Commitment	Applicable Percentage of Revolving Credit Commitments[1]	Term Loan A Commitment	Applicable Percentage of Term Loan A Commitments[2]	Delayed Draw Term Loan Commitment	Applicable Percentage of Delayed Draw Term Loan Commitments[3]
PNC Bank, National Association	$53,333,333.34	26.666666670%	$13,333,333.33	26.666666660%	13,333,333.33	26.666666660%
Flagstar Bank, National Association	$48,333,333.33	24.166666665%	$12,083,333.34	24.166666680%	$12,083,333.33	24.166666660%
BMO Bank National Association	$48,333,333.33	24.166666665%	$12,083,333.33	24.166666660%	$12,083,333.34	24.166666680%
First National Bank of Pennsylvania	$33,333,333.34	16.666666670%	$8,333,333.33	16.666666660%	$8,333,333.33	16.666666660%
Trustmark Bank	$16,666,666.66	8.333333330%	$4,166,666.67	8.333333340%	$4,166,666.67	8.333333340%
Total	$200,000,000.00	100.000000000%	$50,000,000.00	100.000000000%	$50,000,000.00	100.000000000%

[1] Percentages rounded to the ninth decimal place.
[2] Percentages rounded to the ninth decimal place.
[3] Percentages rounded to the ninth decimal place.